As filed with the Securities and Exchange Commission on May 30, 1997

                                                 Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             Superior Services, Inc.
             (Exact name of registrant as specified in its charter)
      Wisconsin                    4953                     39-1733405
     (State of              (Primary Standard            (I.R.S. Employer
    incorporation)        Industrial Classification      Identification No.)
                               Code Number

                      10150 West National Avenue, Suite 350
                           West Allis, Wisconsin 53227
                                 (414) 328-2800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             _______________________

              Peter J. Ruud, Esq.                        copy to:
      Vice President, General Counsel and         Steven R. Barth, Esq.
                   Secretary                         Foley & Lardner
            Superior Services, Inc.             777 East Wisconsin Avenue
     10150 West National Avenue, Suite 350      Milwaukee, Wisconsin 53202
          West Allis, Wisconsin 53227                 (414) 297-5662
                 (414) 328-2800                  Facsimile (414) 297-4900
            Facsimile (414) 328-2899

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             _______________________
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
        If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]

                         CALCULATION OF REGISTRATION FEE
                                       Proposed
                                        Maximum     Proposed
       Title of Each                   Offering     Maximum
          Class of        Amount to      Price     Aggregate     Amount of
         Securities          be           per       Offering    Registration
      to be Registered   Registered    Share(1)     Price(1)       Fee(2)
    Common Stock, $.01
    par value . . . .     2,500,000       $22     $55,000,000    $16,666.67
    Common Stock
    Purchase Rights .     2,500,000       (2)         (2)           (2)

   (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on the average high and low sales prices of the Common Stock reported by the Nasdaq National Market on May 27, 1997.
   (2) The value attributable to the Common Stock Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.
                             _______________________
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
   Act of 1933, check the following box.   [X]
                             _______________________
     Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus which is a part of this Registration Statement includes all the information currently required in a prospectus relating to the securities covered by Registration Statement No. 333-06443 of Superior Services, Inc. This Registration Statement also constitutes Post-Effective Amendment
   No. 1 with respect to Registration Statement No. 333-06443 and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1993.
                             _______________________
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             SUPERIOR SERVICES, INC.

         Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K Showing the Location in the Prospectus of Information Required by Items in Form S-4

                                                        Caption or Location
         Pursuant to Item Number in Form S-4             in Prospectus

     1.  Forepart of the Registration Statement
          and Outside Front Cover Page of               Outside Front
          Prospectus . . . . . . . . . . . . . . . . .   Cover Page
     2.  Inside Front and Outside Back Cover            Inside Front
          Pages of Prospectus  . . . . . . . . . . . .   Cover Page; Back
                                                         Cover Page
     3.  Risk Factors, Ratio of Earnings to
          Fixed Charges and Other Information  . . . .  Risk Factors
     4.  Terms of the Transaction  . . . . . . . . . .  *
     5.  Pro Forma Financial Information . . . . . . .  *
     6.  Material Contracts with Company
          Being Acquired . . . . . . . . . . . . . . .  *
     7.  Additional Information Required for
          Reoffering by Persons and Parties
          Deemed to be Underwriters  . . . . . . . . .  *
     8.  Interests of Named Experts                     Validity of
          and Counsel  . . . . . . . . . . . . . . . .  Securities; Experts
     9.  Disclosure of Commission Position
          on Indemnification for Securities
          Act Liabilities  . . . . . . . . . . . . . .  Not Applicable
    10.  Information with Respect to                    Incorporation of
          S-3 Registrants  . . . . . . . . . . . . . .  certain information by reference
    11.  Incorporation of Certain                       Incorporation of
          Information by Reference . . . . . . . . . .  certain information by reference
    12.  Information with Respect to
          S-2 or S-3 Registrants . . . . . . . . . . .  Not Applicable
    13.  Incorporation of Certain
          Information by Reference . . . . . . . . . .  Not Applicable
    14.  Information with Respect to
          Registrants Other Than S-3
          or S-2 Registrants . . . . . . . . . . . . .  Not Applicable
    15.  Information with Respect to
          S-3 Companies  . . . . . . . . . . . . . . .  Not Applicable

    16.  Information with Respect to
          S-2 or S-3 Companies . . . . . . . . . . . .  Not Applicable
    17.  Information with Respect to
          Companies other than S-3 or
          S-2 Companies  . . . . . . . . . . . . . . .  Not Applicable
    18.  Information if Proxies, Consents
          or Authorizations are to be
          Solicited  . . . . . . . . . . . . . . . . .  Not Applicable
    19.  Information if Proxies, Consents
          or Authorizations are not to be
          Solicited or in an Exchange Offer  . . . . .  Not Applicable
    _______________

     * Inapplicable in connection with the filing of this Registration Statement. Information, however, may be included in subsequent post-effective amendments filed under certain circumstances pursuant to General Instruction H of Form S-4 or in one or more prospectus supplements, filed pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, or otherwise incorporated by reference from documents subsequently filed by the Company under the Securities Exchange Act of 1934, as amended.

                                INTRODUCTORY NOTE

        This Form S-4 Registration Statement is being filed to (i) register an additional 2,500,000 shares of Common Stock which may be offered and issued by Superior Services, Inc. ("Company") from time to time in connection with the acquisition, directly or indirectly, by the Company of various businesses or properties or interests therein, in addition to the original 2,500,000 shares of Common Stock registered by the Company under the Company's Form S-4 Registration Statement No. 333-06443 initially filed on June 20, 1996, (ii) submit the Prospectus included in this Registration Statement as a combined prospectus relating it to both this Registration Statement and to the Company's Form S-4 Registration Statement No. 333-06443 and thereby reflect that 5,000,000 shares are subject to issuance under such combined Prospectus, and (iii) reflect the fact that the Company has now become eligible to utilize a Form S-3 Registration Statement.

                                5,000,000 SHARES

                                     [Logo]

                                  COMMON STOCK

                              ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________

        This Prospectus covers 5,000,000 shares of common stock, $.01 par value ("Common Stock"), which may be offered and issued by Superior Services, Inc. (the "Company") from time to time in connection with the acquisition, directly or indirectly, by the Company of various businesses or properties, or interests therein. It is expected that the terms of acquisitions involving the issuance of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices which are current either at the time a merger or acquisition is agreed upon or at or about the time of delivery of such shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The term "Common Stock" shall include the Common Stock Purchase Rights which are attached to and trade with all shares of Common Stock. See "Description of Capital Stock - Common Stock Purchase Rights."

        With the written consent of the Company, this Prospectus, as amended or supplemented if appropriate, has also been prepared for use by persons who have received or will receive, from the Company, Common Stock covered by this Prospectus in connection with acquisitions and who may wish to sell such stock under circumstances requiring or making desirable its use. See "Outstanding Securities Covered by this Prospectus" for information relating to resales pursuant to this Prospectus of shares of Common Stock issued under the Registration Statement.

        At May 1, 1997, the Company had 17,488,084 shares of Common Stock outstanding. The Company's Common Stock is traded on the Nasdaq National Market ("NASDAQ"). On May 27, 1997, the last sale price of the Common Stock on NASDAQ was $22-1/2 per share.

        All expenses of this offering will be paid by the Company.

        The term "Company" refers to Superior Services, Inc., a Wisconsin corporation and its subsidiaries, affiliates and predecessors, unless the context requires otherwise. The executive offices of the Company are located at 10150 West National Avenue, Suite 350, West Allis,
   Wisconsin  53227.  The telephone number is (414) 328-2800.


                  The date of this Prospectus is May 30, 1997.

                                   THE COMPANY

             Unless the context indicates otherwise, references to the number of the Company's various facilities and other Company-specific statistical data set forth in this Prospectus are as of May 1, 1997. References to footnotes to the Company's financial statements are references to the specified footnotes to the Company's audited financial statements at and for the periods ended December 31, 1996, which are incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1996. See "Financial Statements."

             Superior Services, Inc. ("Superior" or the "Company") is an integrated solid waste services company providing solid waste collection, transfer, recycling and disposal services. As of May 1, 1997, the Company served over 300,000 residential, commercial and industrial customers primarily in Wisconsin and also in parts of Minnesota, Missouri, Illinois, Michigan, Iowa, Ohio and Pennsylvania.

             As of May 1, 1997, Superior's solid waste operations consisted of 11 Company-owned or managed solid waste landfills, 28 solid waste collection operations, 13 recycling facilities and eight solid waste transfer stations. The Company's operating strategy emphasizes the integration of its solid waste collection and disposal operations and the internalization of waste collected. The Company also provides other integrated waste services, most of which are project-based, and many provide additional waste volumes to the Company's landfills and recycling facilities. These other integrated waste services include the remediation and disposal of contaminated soils and similar materials; wastewater biosolids management; full container consumer product recycling; and temporary storage and transportation of special and hazardous waste, including household hazardous waste.

             Superior's objective is to be one of the largest and most profitable fully integrated providers of solid waste collection and disposal services in each market it serves. The Company's strategy to achieve this objective is to (i) continue to expand its markets and enter new markets through the acquisition of other solid waste businesses;
   (ii) pursue internal growth opportunities in its current markets; and
   (iii) achieve continuing operating improvements in its business. Superior's principal strategy for future growth is through the acquisition of additional solid waste disposal and collection operations. The Company is primarily focused on expanding the geographic scope and residential and commercial/industrial customer base of its solid waste collection and disposal operations. The Company believes that its reputation, strategy, culture and focus make it an attractive buyer to certain acquisition candidates. From the time the Company was formed through May 1, 1997, the Company acquired and retained more than 40 businesses.

             On March 13, 1996, the Company completed its initial public offering of a total of 4,082,500 shares of its Common Stock, of which 3,532,500 shares were sold by the Company and 550,000 shares were sold by certain shareholders of the Company at a price of $11.50 per share. On June 20, 1996, the Company filed a Registration Statement with the Securities and Exchange Commission covering 2,500,000 shares of its Common Stock which may be issued by Superior from time to time in connection with the acquisition by the Company of businesses or properties. On May 30, 1997, the Company filed a combined new Registration Statement and post-effective amendment to its existing Registration Statement (of which this Prospectus is a part) which, among other things, increased the number of shares issuable thereunder from 2,500,000 to 5,000,000. As of May 30, 1997, 4,808,595 shares remained eligible for issuance under this combined new and amended Registration Statement. The shares issuable under this amended Registration Statement (and this Prospectus) are generally freely tradeable by the recipient under the federal securities laws. See "Risk Factors-Potential Restrictions on Resale of Common Stock."

                                  RISK FACTORS

             In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. Certain matters discussed in this Prospectus are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information concerning possible or future results of operations of the Company set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." To that extent, the Company claims the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including particularly those important factors set forth below, that could cause actual results to differ materially from those projected. Potential investors are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date hereof. The Company undertakes no obligations to publicly update or release the results of any revision to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the accuracy of subsequent events. Readers are cautioned that the following important Risk Factors, in addition to those discussed elsewhere herein, could affect the future results of the Company and cause those results to differ materially from those expressed in such forward-looking statements.

             Ability to Manage Growth. The Company began operations as a consolidated entity in February 1993 upon completion of the consolidation ("Consolidation") of three groups of independent waste companies (collectively, "Consolidated Group"). From the time the Company was formed through May 1, 1997, the Company has acquired and retained over 40 businesses. As a result of the Company's recent acquisitions and potential additional future business acquisitions, the Company may experience a period of rapid growth and expansion which could place additional demands on the Company's management, personnel, resources and management information systems. Any failure by the Company's management team to manage its growth and potential additional future growth effectively would be likely to have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

             Availability and Integration of Acquisitions. Superior's strategy envisions that a substantial part of its future growth will come from acquiring and integrating additional independent solid waste collection, transfer and disposal operations. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates or, if identified, negotiate successfully their acquisition. If the Company is successful in identifying and negotiating additional suitable acquisitions, there can be no assurance that any debt or equity financing necessary to complete the acquisitions can be arranged on terms satisfactory to the Company or that any such financing will not significantly increase the Company's leverage or result in additional dilution to existing shareholders. See "Potential Inability to Finance the Company's Growth" below. Moreover, there can be no assurance that the Company will be able to continue to integrate successfully any acquired business, or manage or improve the operating or administrative efficiencies or productivity of any acquired business. As the Company continues to pursue acquisition opportunities in new existing market areas, it will become more difficult for the Company to successfully and efficiently integrate such businesses with the Company's existing operations. Similarly, the Company may not be able to realize as many synergies and efficiencies from acquiring businesses outside its existing market areas. Failure by the Company to implement successfully its acquisition strategy will limit the Company's growth potential and may adversely affect the price of its Common Stock. See "Business-Strategy."

             The recent consolidation and integration activity in the solid waste industry, as well as the difficulties, uncertainties and expense relating to the development and permitting of solid waste landfills and transfer stations, has increased competition for the acquisition of existing solid waste collection, transfer and disposal operations. Increased competition for acquisition candidates may result in fewer acquisition opportunities being made available to the Company as well as less advantageous acquisition terms, including particularly increased purchase prices. These circumstances may increase acquisition costs to levels beyond the Company's financial capability or pricing parameters or which, as to acquisitions made by the Company, may have an adverse effect on the Company's results of operations. Many of the Company's competitors for acquisitions are larger, better known companies with greater resources than the Company. The Company also believes that a significant factor in its ability to consummate acquisitions will be the relative attractiveness of its Common Stock as an investment instrument to potential acquisition candidates. This attractiveness may, in large part, be dependent upon the relative market price and capital appreciation prospects of the Common Stock compared to the equity securities of the Company's competitors. There can be no assurance that the Company's Common Stock will continue to appreciate in value or will not decrease in value. See "Limited Public Trading History; Possible Stock Price Volatility" below and "Price Range of Common Stock."

             Restrictions on Landfill Expansion. As its various landfills approach their respective allowed permitted disposal capacity, Superior will need to obtain permits to expand, obtain additional disposal capacity or dispose of its collected waste at landfills owned by others. The permitting process for landfill expansion is lengthy, difficult, expensive and subject to substantial uncertainty. Even when granted, final permits are often not approved until the landfill's remaining disposal capacity is very low. There can be no assurance that the Company will be able to successfully add additional disposal capacity when needed or, if added, that such capacity can be added on satisfactory terms or at its landfills where expansion is most immediately needed. Failure to successfully add additional landfill capacity when and where needed could have a material adverse effect on the Company's results of operations and financial condition. See "Business-Regulation" and "Business-Current Operations; Solid Waste Landfill Disposal."

             Potential Inability to Finance the Company's Growth. Superior anticipates that future business acquisitions will be financed principally through the issuance of Common Stock and/or the payment of cash, and possibly through the assumption of debt of the acquired business. If acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their business, the Company would be required to utilize more of its available cash resources or borrowings under its credit facilities in order to effect such acquisitions. To the extent that then available sources are insufficient to fund such requirements, the Company will require additional equity and/or debt financing in order to provide the cash to effect such acquisitions. Additionally, growth through the expansion of its existing or any newly acquired landfills, as well as the ongoing maintenance of its landfills, will require substantial capital expenditures. There can be no assurance that the Company will have sufficient existing capital resources or will be able to raise sufficient additional capital resources on terms satisfactory to the Company, if at all, in order to meet any or all of the foregoing capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

             Competition. The solid waste services industry is highly competitive, very fragmented and requires substantial labor and capital resources. Each of the markets in which the Company competes or will likely compete is served by one or more of the large national solid waste companies, as well as numerous regional and local solid waste companies of varying sizes and resources. Intense competition exists not only to provide services to customers but also to acquire other businesses within each market. The national solid waste companies and some of the large regional companies have significantly greater financial and other resources than the Company. From time to time, these or other competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract. These practices may either require the Company to reduce the pricing of its services or result in its loss of business. Historically, the Company has provided substantially all of its residential collection services under municipal contracts. As is generally the case in the industry, these contracts are subject to periodic competitive bidding. There can be no assurance that the Company will be the successful bidder to obtain or retain these contracts. The Company's inability to compete with larger and better capitalized companies, or to replace a significant number of municipal contracts lost through the competitive bidding process with comparable contracts or other revenue sources within a reasonable time period, could have a material adverse effect on the Company's results of operations. Also, as the Company continues to acquire other solid waste collection businesses, there can be no assurance that the Company will be able to retain the customers of the acquired businesses. See "Business-Com-petition."

             Geographic Concentration. Immediately prior to April 1997, the Company's operations and customers were primarily located in Wisconsin, Northern Illinois, Northeast Iowa, the Upper Peninsula of Michigan, the Minneapolis-St. Paul, Minnesota metropolitan area and the St. Louis, Missouri metropolitan area. As a consequence, the Company's results of operations are susceptible to downturns in the general economy in this geographic region. In April 1997, the Company completed acquisitions of solid waste collection, recycling and disposal operations in two new market areas: Ohio and Pennsylvania; however, there can be no assurance that the Company will be able to complete a sufficient number of additional acquisitions in these new markets or in other markets to achieve a significant level of geographic diversification. Moreover, if the Company is successful in effecting business acquisitions outside of its current market areas, there can be no assurance that the Company will be able to successfully manage or fully realize operating efficiencies from such operations. See "Risk Factors-Availability and Integration of Acquisitions and Business-Acquisition Program."

             Commodity Risk Upon Resale of Recyclables. One of the principal components of the Company's internal growth strategy is its commitment to provide recycling services to customers. The resale prices of, and demand for, recyclable waste products, particularly wastepaper, have been, and may continue to be, volatile and subject to changing market conditions. Accordingly, the Company's results of operations will be affected, and may be affected materially, by changing resale prices or demand for certain recyclable waste products, particularly wastepaper. These changes may also contribute to significant variability in the Company's period-to-period results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

             Seasonality of Business. The Company's results of operations tend to vary seasonally, with the first quarter of the year typically generating the least amount of revenues, and with revenues higher in the second and third quarter, followed by a decline in the fourth quarter. This seasonality reflects the lower volume of waste generated and decreased revenues from project-based and other integrated waste services during the fall and winter months, as well as the operating difficulties experienced from the protracted periods of cold and inclement weather typically experienced during the winter in the Upper Midwest. Certain operating and other fixed costs remain relatively constant throughout the calendar year, resulting in a similar seasonality of operating income.

             Potential Write-off of Capitalized Expenditures. In accordance with generally accepted accounting principles, the Company capitalizes certain expenditures and advances directly associated with landfill expansion projects and pending acquisitions. Indirect costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against net income any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates will be recoverable, through sale or otherwise) relating to any landfill that will be permanently closed, any pending acquisition that is not consummated and any landfill expansion project not completed successfully. There can be no assurance that the Company will not be required to incur a charge in the future against its net income in accordance with this policy. Any such charges against net income, if significant, would have a material adverse effect on the Company's results of operation and possibly its financial condition. At December 31, 1996, the Company had recorded $30.7 million of capitalized costs in connection with landfill expansion or development at its current sites, including $14.2 million for its seven then pending landfill expansion applications and $16.5 million of land acquisition costs for potential future development sites. As of December 31, 1996, the Company's largest single capitalized expenditure was $8.6 million for the purchase of land for future expansion adjacent to an existing landfill. See "Business-Current Operations; Solid Waste Landfill Disposal" and Note 5 of Notes to Consolidated Financial Statements.

             Government Regulation. The Company is subject to extensive and evolving environmental laws and regulations which have become increasingly stringent in recent years as a result of greater public interest in protecting the environment. These laws and regulations affect the Company's business in many ways, including in the ways set forth below and under "Business-Regulation," and will continue to impose substantial costs on the Company.

             In order to develop, operate and expand solid waste facilities, it is necessary to obtain and maintain in effect one or more licenses or permits, as well as zoning, environmental and/or other land use approvals. These licenses or permits and approvals are difficult and time consuming to obtain and renew and are frequently subject to opposition by various elected officials or citizens groups. See "Business-Legal Proceedings." There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, and the failure by the Company to obtain or maintain in effect a permit or approval significant to its business would have a material adverse effect on the Company's result of operations and financial condition.

             The design, operation and closure of landfills is extensively regulated. These regulations include, among others, the regulations ("Subtitle D Regulations") establishing minimum federal requirements adopted by the United States Environmental Protection Agency ("EPA") in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"). Most states maintain extensive landfill regulations which have been updated or replaced with new regulations consistent with, or more stringent than, the Subtitle D Regulations. Failure to comply with these regulations could require the Company to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Future changes in these regulations may require the Company to modify, supplement or replace equipment or facilities at costs which may be substantial. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to competitors of the Company whose facilities do not comply with the Subtitle D Regulations or its state counterparts. The Company's ultimate financial obligations relating to any failure to comply with these regulations could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

             In addition, Wisconsin and several other states and municipalities in which the Company operates or may operate have adopted laws or requirements which limit or ban certain categories of waste or mandate the disposal or recycling of local refuse. These recycling laws and requirements have the effect of reducing landfill disposal tonnage. See "Business-Regulation; State and Local Regulations" and "Current Operations; Recycling Services."

             Companies in the solid waste services business, including the Company, are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizen groups. These governmental agencies may seek to impose fines or penalties on the Company or to revoke or deny renewal of the Company's operating permits or licenses for violations or alleged violations of environmental laws or regulations or require that the Company make expenditures to remediate potential environmental problems relating to waste disposed of or stored by the Company or its predecessors, or resulting from its or its predecessors' transportation and collection operations. Any adverse outcome in these proceedings could have a material adverse effect on the Company's financial condition or results of operations and may subject the Company to adverse publicity. See "Potential Environmental Liability" below and "Business-Legal Proceedings."

             Potential Environmental Liability. The Company is subject to liability for any environmental damage that its solid waste facilities or hazardous waste transfer and temporary storage facility ("TSF") may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the Consolidation or the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's financial condition and results of operations. See "Business-Regulation."

             The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Superfund" or "CERCLA"), imposes strict, joint and several liability on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances regardless of when the hazardous substance was first detected. Similar liability is imposed upon the generators of waste which contains hazardous substances and hazardous substance transporters that select the treatment, storage or disposal site. All such persons, who are referred to as potentially responsible parties ("PRPs"), generally are jointly and severally liable for the expense of waste site investigation, waste site cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with all relevant laws and regulations. These costs can be very substantial. Furthermore, such liability can be based upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA and is not limited to the disposal of "hazardous wastes," as statutorily defined. It is likely that hazardous substances have in the past come to be located in landfills with which the Company has been associated as an owner or operator. Moreover, the Comp-any's solid waste collection operations may have transported hazardous substances in the past and may do so inadvertently on occasion in the future. Additionally, the Company temporarily holds at its TSF and transports to third party disposal facilities certain types of hazardous wastes. If any of these sites or operations ever experience environmental problems, the Company could be subject to substantial liability which could have a material adverse effect on its financial condition and results of operations. See "Business-Regulation."

             With respect to each business that Superior acquires, there may be liabilities that it fails or is unable to discover, including liabilities arising from noncompliance with environmental laws by prior owners, and for which the Company, as a successor owner, may be legally responsible. Representations, warranties and indemnities from the sellers of such businesses, if obtained and if legally enforceable, may not cover fully the resulting environmental liabilities due to their limited scope, amount or duration, the financial limitations of the warrantor or indemnitor or other reasons. Certain environmental liabilities, even though expressly not assumed by the Company, may nonetheless be imposed on the Company under certain legal theories of successor liability, including
   particularly under CERCLA.  See "Business-Acquisition Program."   For
   certain information regarding legal proceedings See "Business-Legal Proceedings."

             Potential Inadequacy of Accruals For Closure and Post-Closure Costs. The Company has material financial obligations relating to closure and post-closure costs of the landfills and disposal facilities it operates. There can be no assurance that the Company's ultimate financial obligations for actual closing or post-closing costs will not exceed the amount then accrued and reserved or amounts otherwise receivable pursuant to insurance policies or trust funds. Such a circumstance could have a material adverse effect on the Company's financial condition and results of operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and
   Note 2 of Notes to Consolidated Financial Statements.

             Potential Uninsured Risks. The Company's limited environmental impairment liability insurance does not cover liabilities associated with any environmental cleanup or remediation on the Company's own sites. As a result, a partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company's results of operations and financial condition.
   Any future difficulty in obtaining insurance could also impair the Company's ability to secure future contracts conditioned upon the contractor having adequate insurance coverage. See "Business-Risk Management, Insurance and Performance Bonds."

             Municipal solid waste collection contracts typically require performance bonds or other means of financial assurance to secure contractual performance. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

             Dependence on Management. The Company is highly dependent upon the services of the members of its senior management team, the loss of any of whom may have an adverse effect on the Company. Other than a "key-man" life insurance policy on the life of its President and Chief Executive Officer, G. William Dietrich, the Company does not maintain key-man life insurance on any other executive officers. See "Management-Executive Officers and Directors."

             Control by Management. As of May 1, 1997, executive officers and directors of the Company as a group beneficially owned approximately 21.2% of the outstanding Common Stock. As a result, these existing shareholders, if acting together, will be able to influence significantly the election of individuals to the Board of Directors and the outcome of other matters submitted for shareholder consideration.

             Potential Anti-Takeover Provisions. On February 21, 1997, the Board of Directors of the Company declared a dividend of one common share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on March 24, 1997 to the shareholders of record on March 10, 1997. The Rights are attached to and trade with the shares of Common Stock and are not exercisable until there occurs a "Distribution Date," as described and defined in this Prospectus under the section entitled "Description of Capital Stock-Common Stock Purchase Rights." Generally, a Distribution Date will occur when 15% or more of the Common Stock is acquired by a third party or 10 business days following the commencement of, or an announcement of an intention to make, a tender or exchange offer for at least 15% of the Common Stock. Upon a Distribution Date, the Rights will become exercisable and will allow the holders of Rights (other than the person or entity which caused the Distribution Date, whose Rights shall become void) to purchase, for half-price, shares of the Company's Common Stock or the stock of the acquiror. See "Description of Capital Stock-Common Stock Purchase Rights."

             The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights, amendment of the Rights to exclude the acquiror or on a substantial number of Rights being acquired. The Rights could have the effect of delaying, deferring or preventing a change in control, or the removal of the Board of Directors or existing management of the Company. See "Description of Capital Stock-Common Stock Purchase Rights."

             The Company's Restated Articles of Incorporation ("Restated Articles") and Restated By-Laws contain provisions that, among other things, provide for staggered terms for members of the Company's Board of Directors, place certain restrictions on the removal of directors, authorize the Board of Directors to issue undesignated preferred stock in one or more series without shareholder approval, incorporate the limits of the Wisconsin Business Corporation Law ("WBCL") on certain types of business combinations, establish certain procedures to call a special meeting of shareholders, require advance notice for director nominations and certain other matters to be considered at meetings of shareholders and impose supermajority voting requirements on certain amendments to the Restated Articles and By-Laws. These provisions could have the effect of delaying, deferring or preventing a change in control, or the removal of the Board of Directors or existing management, of the Company. See "Description of Capital Stock-Restated Articles of Incorporation and Restated By-Laws of the Company."

             As described under "Description of Capital Stock-Certain Statutory and Other Provisions," the WBCL contains several statutory provisions which could also have the effect of discouraging non-negotiated takeover proposals for the Company or impeding a business combination between the Company and a major shareholder of the Company. Such provisions as they relate to the Company include (i) limiting the voting power of certain shares which are held by a person in excess of 20% of the Company's voting power to 10% of the full voting power of such excess shares; (ii) requiring a supermajority vote of shareholders, in addition to any vote otherwise required, to approve certain business combinations not meeting certain adequacy of price standards; (iii) prohibiting certain business combinations between the Company and a major shareholder for a period of three years, unless such acquisition has been approved by the Company's Board of Directors prior to the time such major shareholder became a 10% beneficial owner of shares or under certain other circumstances; and (iv) limiting certain actions which can be taken by the Company while a takeover offer for the Company is being made or after a takeover offer for the Company has been publicly announced.

             Limited Public Trading History; Possible Stock Price Volatility. The Company's Common Stock has been traded on NASDAQ only since the Company's initial public offering of shares of its Common Stock on March 8, 1996. Accordingly, there is a limited trading history of the Common Stock. The initial public offering price of the Company's Common Stock in its initial public stock offering was $11.50 per share. As of May 27, 1997, the last sale price of the Company's Common Stock was $22-1/2 per share. There can be no assurance that the future market price of the Common Stock will not be lower than the closing sale price of the Common Stock on May 27, 1997 or that the price of the Company's Common Stock will increase, if at all, to the same extent as between the Company's initial public offering and May 27, 1997. The Company's stock price may decrease. See "Price Range of Common Stock."

             The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or other companies in the solid waste and environmental services industries, conditions in the economy in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the solid waste industry.

             Potential Restrictions on Resale of Common Stock. While shares of Common Stock issued by the Company pursuant to this Prospectus in connection with the acquisition by the Company of various businesses or properties or interests therein will generally be freely resalable by recipients under the federal securities laws, there may be certain other restrictions on the recipients' ability to sell such shares. Certain procedures need to be followed if the recipient desires to sell shares received hereunder from the Company through a block trade, special offering, exchange distribution or secondary distribution. See "Outstanding Securities Covered by this Prospectus." If shares are issued by the Company to recipients hereunder in connection with an acquisition which qualifies as a "tax-free reorganization," under current rules a recipient may not be able to dispose of a substantial portion of the received shares for a significant time period in order to maintain the acquisition as a tax-free reorganization. Similarly, if shares are issued by the Company to recipients hereunder in connection with an acquisition which is to be accounted for by the Company under the "pooling-of-interests" accounting method, then affiliates of the acquired company will generally be restricted by the relevant acquisition agreement from selling virtually all of their received shares until such time as the Company publishes its consolidated results of operation covering at least 30 days of post-acquisition combined operations. Additionally, should any recipient of shares issued by the Company hereunder become an affiliate of the Company by reason of stock ownership or by becoming an executive officer or director of the Company, such individual's ability to dispose of shares of Common Stock will be subject to various restrictions under the federal securities laws and the Company's corporate policies and practices. Further, if a recipient of shares received hereunder is in possession of material, non-public information relating to the Company, the recipient may be restricted under applicable securities laws from engaging in transactions in the Company's Common Stock or from advising others to engage in such transactions. Recipients of shares received hereunder from the Company should consult their professional and legal advisors for advice on any applicable restrictions on their ability to dispose of shares of Common Stock received under this Prospectus.

             Subsequent Share Issuances. No prediction can be made as to the effect, if any, of the offer and sale of additional shares of Common Stock, or the availability of additional shares for sale, on the market prices of the Common Stock prevailing from time to time. Nevertheless, issuances of substantial amounts of newly issued shares of Common Stock in the public market or to effect business acquisitions could adversely affect prevailing market prices of the Common Stock and the ability of the Company to raise equity capital in the future.

             Dilution. Purchasers of shares of Common Stock pursuant to this Prospectus may experience dilution as a result of additional shares of Common Stock being issued by the Company to raise capital, for potential future business acquisitions, as a result of the exercise of employee stock options or other purposes.

             No Dividends. The Company does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. See "Dividend Policy."

                           PRICE RANGE OF COMMON STOCK

             The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SUPR." The following table sets forth the range of high and low sale prices for the Common Stock for the period from March 8, 1996, the date of its initial public stock offering, through March 31, 1997. The prices below may reflect interday trading prices and may include intradealer prices without retail mark up, mark down, or commission and may not reflect actual transactions.

                                                       High       Low
                                                       ----       ----
    1996
    First quarter ended March 31, 1996                 $15        $11 1/2
     (from March 8, 1996)
    Second quarter ended June 30, 1996                 $19        $12 3/4
    Third quarter ended September 30, 1996             $17 3/4    $13 1/4
    Fourth quarter ended December 31, 1996             $20 1/2    $15 1/2
    1997
    First quarter ended March 31, 1997                 $24        $17 1/2
    Second quarter ended June 30, 1997                 $23 3/4    $20 1/8
     (through May 27, 1997)

             On May 27, 1997, the last sale price of the Common Stock as reported by NASDAQ was $22-1/2 per share. As of March 10, 1997, the Company believes there were approximately 240 holders of record of the Company's Common Stock and there were in excess of 2,800 beneficial owners.

                                 DIVIDEND POLICY

             The Company has never paid cash dividends on its Common Stock and has no present intention to pay cash dividends. In addition, the Company's credit facility prohibits the payment of cash dividends on its Common Stock. It is the Company's intention to retain earnings to finance the expansion of its business. See Note 6 of Notes to Consolidated Financial Statements.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

             The following selected consolidated financial and operating data are derived from the consolidated financial statements of Superior Services, Inc. which have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein from the Company's Form 10-K for the year ended December 31, 1996 and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                Years ended December 31,(1)
                                                                  1992         1993         1994         1995        1996
                                                                         (in thousands, except per share amounts)
    Statement of Operations Data:
      Revenues  . . . . . . . . . . . . . . . . . . . . . .       $44,943     $67,304       $76,297     $92,592    $109,659
      Cost of Operations  . . . . . . . . . . . . . . . . .        28,430      39,262        46,417      49,133      57,187
      Selling, general and administrative expenses  . . . .         8,425      12,106        15,054      15,013      17,272
      Depreciation and amortization . . . . . . . . . . . .         4,131       6,180         9,488      12,704      15,511
                                                                  -------      ------        ------      ------     -------
      Operating income from continuing operations . . . . .         3,957       9,756         5,338      15,742      19,689
      Interest expense  . . . . . . . . . . . . . . . . . .        (1,293)     (1,531)       (2,245)     (2,829)       (654)
      Other income  . . . . . . . . . . . . . . . . . . . .           165         228            27         610       1,017
                                                                  -------      ------        ------      ------     -------
      Income from continuing operations before
       income taxes   . . . . . . . . . . . . . . . . . . .         2,829       8,453         3,120      13,523      20,052
      Income taxes(2) . . . . . . . . . . . . . . . . . . .         1,431       3,343         1,389       5,609       8,271
                                                                  -------      ------        ------      ------     -------
      Income from continuing operations(2)  . . . . . . . .         1,398       5,110         1,731       7,914      11,781
      Income (loss) from discontinued operations,
        net of income tax(3)  . . . . . . . . . . . . . . .           108          56        (5,735)       (329)        ---
                                                                  -------      ------        ------      ------     -------
      Net income (loss)(2)  . . . . . . . . . . . . . . . .        $1,506      $5,166       $(4,004)     $7,585     $11,781
                                                                   ======      ======       =======      ======     =======
      Earnings per share from continuing operations(2)  . .         $0.18       $0.42         $0.13       $0.59       $0.72
                                                                   ======      ======       =======      ======     =======
      Earnings (loss) per share(2)  . . . . . . . . . . . .         $0.19       $0.42        $(0.30)      $0.56       $0.72
                                                                   ======      ======       =======      ======     =======
      Weighted average shares outstanding . . . . . . . . .         7,921      12,213        13,534      13,474      16,444
    Other Operating Data:
      EBITDA(4) . . . . . . . . . . . . . . . . . . . . . .        $8,088     $15,936       $14,826     $28,446     $35,200

                                                                                       December 31,
                                                                  1992         1993         1994         1995        1996
                                                                                      (in thousands)
    Balance Sheet Data:
      Cash and cash equivalents . . . . . . . . . . . . . .          $971      $3,022        $2,034      $1,373     $16,389
      Working capital (deficiency)  . . . . . . . . . . . .        (4,391)      8,906        12,818       4,710      17,026
      Property and equipment, net . . . . . . . . . . . . .        31,259      76,546        80,592      81,026     106,960
      Total assets  . . . . . . . . . . . . . . . . . . . .        47,273     116,398       126,785     122,763     175,806
      Long-term debt, net of current maturities . . . . . .        10,382      27,388        35,794      20,168       1,388
      Series A convertible preferred stock  . . . . . . . .           ---      15,000        15,000      15,000         ---
      Total common shareholders' investment . . . . . . . .         8,185      32,922        29,331      36,002     103,868

   ____________
   (1)  All financial data for periods ending prior to and on December 31, 1994 have been restated to reflect separately the results of discontinued operations.
   (2)  Substantially all of the Company's predecessors were S Corporations for federal and state income tax purposes through
        December 31, 1992.  As a result, the responsibility for the Company's income taxes for 1992 was passed through to its shareholders rather than being a corporate responsibility.  Income taxes, income from continuing operations, net income and earnings per share for 1992 reflect income tax expense on a pro forma basis as if the Company was a C Corporation.
   (3)  Includes estimated losses on disposition of discontinued operations, net of income taxes of $5,042,000 and $329,000 for
        1994 and 1995, respectively.
   (4)  EBITDA is defined as operating income from continuing operations, plus depreciation and amortization and is relevant to an understanding of the Company's performance because it reflects the Company's ability to generate cash flows sufficient to satisfy its debt service, capital expenditure and working capital requirements.  EBITDA should not be considered an alternative to (i) operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or (ii) cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             The following discussion and analysis of the Company's financial condition and results of operations relates to the Company's results of operations for the year ended, and financial condition at, December 31, 1996 and the two years prior thereto as set forth in the Company's audited consolidated financial statements for such period incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Where appropriate, subsequent management's discussion and analysis of the Company's financial results and condition are incorporated by reference from the management's discussion and analysis sections of the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed by the Company with the Securities and Exchange Commission after March 31, 1997. The following discussion should be read in conjunction with the Company's consolidated financial state-ments and notes thereto incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1996. See "Financial Statements."

   General

             As of December 31, 1996, Superior provided solid waste collection, transfer, recycling and disposal services to customers primarily in Wisconsin and also in parts of Minnesota, Illinois, Iowa, Michigan and Missouri. The Company also provides other integrated waste services, most of which are project-based and many of which provide additional waste volumes to the Company's landfills and recycling facilities. As of December 31, 1996, solid waste operations consisted of eight Company-owned solid waste landfills, three managed third party landfills, 23 solid waste collection operations, 11 recycling facilities and seven solid waste transfer stations.

             As described more fully below, revenues for the periods presented were comprised of fees received for the following services:

                                            1994   1995   1996
                                            ----   ----   ----
        Collection  . . . . . . . . . . .    54%    48%    45%
        Disposal  . . . . . . . . . . . .    18%    16%    22%
        Recycling . . . . . . . . . . . .     5%    15%    13%
        Other integrated waste services .    23%    21%    20%
                                            ----   ----   ----
                                            100%   100%   100%
                                            ====   ====   ====

             The Company's strategy for future revenue growth anticipates an accelerated acquisition program and continued internal growth.

   Results of Operations

        Overview

             In 1996, revenues increased 18.4% to $109.7 million compared to $92.6 million in 1995 due primarily to increased volumes of waste received at the Company's landfills. Income from continuing operations increased 48.9% to $11.8 million in 1996 from $7.9 million in 1995. Earnings per share from continuing operations increased 22.0% to $0.72 for 1996 from $0.59 per share for 1995. The weighted average number of common and common equivalent shares outstanding were 16.4 million for 1996 and 13.5 million for 1995.

             The following table sets forth for the years indicated the percentage of revenues represented by the individual line items reflected in the Company's condensed consolidated statements of operations:

                                                           Period-to-Period
                               Percentage Relationship          Change
                                  to Total Revenues           Years Ended
                               Years Ended December 31,      December 31,

                                                          1995 vs.  1996 vs.
                               1994      1995     1996      1994      1995

    Revenues                  100.0%    100.0%   100.0%     21.4%    18.4%

    Cost of operations         60.9      53.1     52.1       5.8%    16.4%

    Selling, general
     and administrative
     expenses                  19.7      16.2     15.8       0.0%    15.0%

    Depreciation and
     amortization              12.4      13.7     14.1      33.9%    22.1%
                               ----      ----     ----     -----    -----
    Operating income from
     continuing operations      7.0      17.0     18.0     195.0%    25.1%

    Interest expense           (2.9)     (3.0)    (0.6)     26.0%   (76.9%)

    Other income                ---       0.6      0.9   2,159.2%    66.7%
                               ----      ----     ----   -------    -----
    Income from continuing
     operations before
     income taxes               4.1      14.6     18.3     333.4%    48.3%

    Income taxes                1.8       6.1      7.6     303.8%    47.5%
                                ---      ----     ----     -----     ----
    Income from continuing
     operations                 2.3%      8.5%    10.7%    357.1%    48.9%
                                ===       ===     ====     =====     ====
        Revenues

             Revenues increased approximately $17.1 million, or 18.4%, to $109.7 million in 1996 from $92.6 million in 1995. This increase was attributable primarily to a 66.6% increase in volumes of wastes collected and disposed at the Company's landfills. Revenues for 1996 compared to 1995 increased $7.6 million from the impact of businesses acquired. These increases were achieved despite a decrease of $3.8 million in revenues from recyclable waste paper sales for 1996 compared to 1995. Daily disposal volume at the Company's landfills rose to an average of almost 6,400 tons per day in 1996 compared to an average of 3,800 tons per day in 1995. The higher landfill volume was the result of increased volumes received from a disposal contract for a customer's Milwaukee collection operations, increased volumes of special waste streams from the Company's project-driven other integrated waste services, increased third party disposal volume and higher solid waste volumes from its collection operations. The Company expects to continue to increase disposal volumes in 1997, but at a somewhat slower rate of growth.

             The $3.8 million decrease in revenues in 1996 from sales of recyclable waste paper products was comprised of an over $5.6 million decrease in recycling revenues resulting from a 66% decline in prices received for these products compared to 1995, partially offset by a 28% increase in volumes of recyclable waste paper products processed and sold in 1996 compared to 1995. The resale prices of, and demand for, recyclable waste products, particularly wastepaper, can be volatile and subject to changing market conditions. The Company believes that the adverse effects of the significant decline in recyclable waste paper products will mitigate in 1997 since average resale prices are expected to be similar to 1996 levels. The Company's recycling operations remained profitable in 1996 due to the Company's floor-pricing arrangement with a national paper company coupled with the cost effectiveness of the Company's processing facilities and fees received for providing recyclable waste collection services to its customers. Recycling as a percentage of total revenue decreased to 13% in 1996 from 15% in 1995 as a result of the decreased prices received for recyclable waste paper products. An increase in disposal revenue as a percentage of total revenue from 16% in 1995 to 22% in 1996 should result in a more stable revenue base less affected by changing market conditions for recyclables.

             The Company acquired businesses with expected annualized revenues of approximately $21 million during the course of 1996, with the majority of the businesses acquired in late third quarter and early fourth quarter. The Company expects its revenues and income from operations to increase in 1997 in comparison to those reported historically as a result of the consummation of these transactions.

             Revenues increased approximately $16.3 million, or 21.4%, to $92.6 million in 1995 from $76.3 million in 1994. This increase was attributable primarily to the impact of businesses acquired, a significant increase in the volumes and prices received for recyclable waste products, primarily wastepaper, the opening of the Superior Emerald Park landfill in November 1994, the impact of increased collection and disposal volumes resulting from new municipal and commercial contracts, and price increases for the Company's environmental remediation and wastewater biosolids project-related services resulting from its implementation of an improved job costing system.

        Cost of Operations

             Cost of operations increased $8.1 million, or 16.4% for 1996 compared to 1995. As a percentage of revenues, cost of operations improved to 52.1% from 53.1% in 1995. The decrease in cost of operations as a percentage of revenues resulted primarily from cost efficiencies generated from vertical expansions at two of the Company's landfills. The increase in the dollar amount of cost of operations was primarily attributable to the costs of collecting and disposing of the increased volumes of wastes received from additional products and services provided to new customers, including the operation of the new businesses acquired after January 1, 1996.

             Cost of operations increased $2.7 million, or 5.8%, for 1995 compared to 1994. As a percentage of revenues, cost of operations improved to 53.1% in 1995 from 60.9% in 1994. This improvement was the result of the sale of non-profitable operations, cost controls including the Company's full implementation of its improved job costing system used to manage its project-based other integrated waste services, a change in the mix of project-related other integrated waste services to higher margin services and new customer contracts.

        Selling, General and Administrative Expense ("SG&A")

             SG&A increased $2.3 million, or 15.0%, for 1996 compared to 1995. As a percentage of revenues, SG&A decreased to 15.8% in 1996 from 16.2% in 1995. The percentage decline in SG&A was due to the significant increase in disposal revenues without a need to correspondingly increase SG&A support functions. While SG&A decreased as a percentage of revenues, the actual dollars increased primarily due to increased costs for personnel necessary to support the Company's acquisition program and to service new customers, including those associated with the businesses acquired.

             SG&A remained constant at $15.0 million in both 1995 and 1994, and decreased as a percentage of revenues to 16.2% in 1995 from 19.7% in 1994. The percentage decline in SG&A was due to cost and workforce reductions and operational consolidations.

        Depreciation and Amortization

             Depreciation and amortization increased $2.8 million, or 22.1%, for 1996 compared to 1995, primarily as a result of increased landfill depletion costs and increased depreciation costs of the additional assets and businesses acquired. As a percentage of revenues, depreciation and amortization increased to 14.1% in 1996 compared to 13.7% in 1995, reflecting the increase in disposal revenue as a percentage of total revenue which resulted in additional depletion costs, and also the depreciation and amortization of the additional assets of businesses acquired.

             Depreciation and amortization increased by $3.2 million, or 33.9%, for 1995 compared to 1994 primarily as a result of the full year effect of airspace depletion at the Superior Emerald Park and Superior FCR landfill sites and the depreciation and amortization of the additional assets of businesses acquired during 1994 and 1995.

        Interest Expense

             Interest expense decreased $2.2 million, or 76.9%, for 1996 compared to 1995. Interest expense as a percentage of revenues was 0.6% in 1996 compared to 3.0% in 1995. The reduction in interest expense was due to the application of a portion of the net proceeds from the Company's March 1996 initial public offering to repay indebtedness. Additionally, the Company benefitted from a lower overall interest rate on outstanding borrowings in 1996 as a result of the successful renegotiation of its revolving credit agreement in December 1995.

             Interest expense increased $584,000 to $2.8 million in 1995 from $2.2 million in 1994. Interest expense as a percentage of revenues was 3.0% in 1995 compared to 2.9% in 1994. This increase was due to higher interest rates paid by the Company on its outstanding indebtedness, the allocation of interest expense to its discontinued operations in 1994 and the capitalization of $332,000 of interest during the 1994 construction phase of its Emerald Park landfill.

        Income Taxes

             The Company's effective tax rate decreased to 41.2% for 1996 compared to 41.5% in 1995 and 44.5% in 1994. The decreases were primarily the result of increased earnings which reduced the impact of the non-deductible amortization of intangibles related to businesses acquired.

   Liquidity and Capital Resources

             In March 1996, the Company completed an initial public offering in which it issued 3,532,500 shares of Common Stock at a price of $11.50 per share. The $37.2 million of net proceeds to the Company from this offering after deduction of underwriting discounts and commissions and other offering expenses were used to reduce outstanding debt by $17.1 million. The remainder of the net proceeds has been and will continue to be used for potential future acquisitions, capital expenditures and working capital. The Company's balance sheet at December 31, 1996 reflected approximately $16.4 million in cash and cash equivalents compared to $1.4 million at December 31, 1995. Pending specific application, the Company has invested the unused net proceeds in short-term interest bearing securities.

             At December 31, 1996, the Company had approximately $2.6 million of long-term and short-term borrowings outstanding and approximately $2.3 million in letters of credit. At December 31, 1996, the ratio of the Company's long-term debt to total capitalization was 1.3% compared to 28.3% at December 31, 1995. The reduction was attributable to the use of the net proceeds from the March 1996 public offering and net cash flow from operations applied to further reduce outstanding indebtedness.

             Superior's principal strategy for future growth is through the acquisition of additional solid waste disposal and collection operations. During 1996, the Company acquired 12 solid waste businesses, including two landfills. The Company also acquired the remaining 50% equity interest in a joint venture owned by a subsidiary of the Company. Consideration for these acquisitions was $15.3 million in cash (net of cash acquired), $8.3 million in future payments or notes payable, and 114,381 shares of Common Stock. Although there can be no assurance that the Company will be able to complete successfully any acquisitions, the Company intends to fund any such future acquisitions through the use of cash, capital stock, assumption of indebtedness, future royalties and/or contingent payments. The cash required to fund any future acquisitions will likely be provided from one or more of the following sources: existing cash balances, cash flow from operations and/or borrowings under the Company's revolving credit facility. Substantially all of the $50 million facility was available at December 31, 1996. The revolving credit facility requires the Company to maintain certain financial ratios and satisfy other requirements, including a prohibition on the payment of cash dividends. Availability under this facility is based on the Company's liquidity, cash flow and leverage. Interest is payable monthly based on the agent bank's base rate or quarterly based on a Eurodollar borrowing rate, depending upon how advances are drawn, plus a margin. The facility was increased to $110 million in March, 1997, and matures in March, 2002.

             Capital expenditures for 1997 currently are expected to be approximately $21 million compared to $16.5 million in 1996, which amounts are primarily allocated to continued spending for landfill expansions.
   The Company intends to fund future capital expenditures principally through internally generated funds and equipment lease financing.
   In addition, the Company also anticipates that it may require substantial additional capital expenditures to facilitate its growth strategy of acquiring additional solid waste collection and disposal businesses. If the Company is successful in acquiring additional landfill disposal facilities, the Company may also be required to make significant expenditures to bring any such newly acquired disposal facilities into compliance with applicable regulatory requirements, obtain permits for any such newly acquired disposal facilities or expand the available disposal capacity at any such newly acquired disposal facilities. The amount of these expenditures cannot be currently determined, since they will depend on the nature and extent of any acquired landfill disposal facilities, the condition of any facilities acquired and the permitting status of any acquired sites. In the past, the Company has been able to obtain other types of financing arrangements, such as equipment lease financing, to fund its various capital requirements. The Company believes it can readily access such additional sources of financing as necessary to facilitate the Company's growth.

             The Company also has material financial obligations relating to closure and post-closure costs or remediation of disposal facilities it operates or for which it is or may become responsible. While the precise amounts of these future obligations cannot be determined, at December 31, 1996, the Company estimated the total costs (on a current dollar as opposed to a discounted present value basis) to be approximately $46 million for final closure of its operating facilities and post closure monitoring costs pursuant to applicable regulations (generally for a term of 30 to 40 years after final closure), as well as ongoing remediation. At December 31, 1996, the Company had accrued $28.1 million for such projected costs. The Company will provide additional accruals based on engineering estimates of consumption of permitted landfill airspace over the useful lives of its landfills. At December 31, 1996, the Company satisfied its financial assurance obligations to various regulatory agencies for facilities closure and post-closure obligations, in Wisconsin, through an environmental protection program underwritten by a large insurance carrier, in Minnesota, through the use of trust funds on deposit and, in Missouri, through the use of a corporate guarantee.

             Net cash provided by operations for the year ended December 31, 1996 increased to $29.8 million from $25.7 million during 1995. The increase was primarily due to the $4.2 million increase in net income as well as the increase in depreciation and amortization, a noncash expense, of $2.8 million between 1995 and 1996.

             Net cash used in investing activities for the year ended December 31, 1996 increased to $31.5 million from $9.0 million for the year ended December 31, 1995. The increase was primarily due to $15.3 million of net cash payments for businesses acquired in 1996 compared to $1.7 million in 1995. Purchases of property and equipment increased $5.0 million to $16.5 million for 1996, primarily due to landfill expansions. The increase was also due to the absence in 1996 of $4.3 million proceeds from the 1995 sale of assets of discontinued operations.

             Proceeds from the sale of assets of discontinued operations in 1996 were $562,000.

             Net cash provided by financing activities in the year ended December 31, 1996 totaled $16.8 million compared to net cash used in financing activities of $17.4 million in the year ended December 31, 1995. This increase reflected the receipt of $37.2 million in net proceeds from the initial public offering of the Company's stock in March 1996, a significant portion of which was used to reduce the Company's outstanding debt.

   Seasonality

             The Company's results of operations tend to vary seasonally, with the first quarter of the year typically generating the least amount of revenues, and with revenues higher in the second and third quarters, followed by a decline in the fourth quarter. This seasonality reflects the lower volume of waste, as well as decreased revenues from project-based and other integrated waste services during the fall and winter months, as well as, the operating difficulties experienced during the protracted periods of cold and inclement weather typically experienced during the winter in the Upper Midwest. Revenues increased during the fourth quarter of 1996 compared to the third quarter due to the revenue from acquisitions closed by the Company at the end of the third quarter and the beginning of the fourth quarter, masking somewhat the effect of seasonality. Also, certain operating and other fixed costs remain relatively constant throughout the calendar year, resulting in a similar seasonality of operating income.

                                    BUSINESS

   Introduction

             Superior is an integrated solid waste services company providing solid waste collection, transfer, recycling and disposal services. As of May 1, 1997, the Company served over 300,000 residential, commercial and industrial customers primarily in Wisconsin and also in parts of Minnesota, Illinois, Michigan, Iowa, Missouri, Ohio and Pennsylvania and the Company's solid waste operations consisted of 11 Company-owned or managed solid waste landfills, 28 solid waste collection operations, 13 recycling facilities and eight solid waste transfer stations.

   Industry Overview

             The United States non-hazardous solid waste collection and disposal industry generated estimated revenues in excess of $35 billion in 1996. Approximately, 40% of the solid waste industry revenue is accounted for by major public companies, the remaining two-thirds is split roughly evenly between municipal government operations and thousands of smaller private concerns.

             In recent years, the solid waste collection and disposal industry has undergone significant consolidation and integration. The Company believes that this consolidation and integration has been caused primarily by three factors: (i) increasingly stringent environmental regulation and enforcement resulting in increased capital requirements;
   (ii) the inability of many smaller operators to achieve the economies of scale necessary to compete effectively with large integrated solid waste service providers; and (iii) the evolution of an industry competitive model which emphasizes providing both collection and disposal/recycling capabilities. Despite the considerable consolidation and integration that has occurred in the solid waste industry in recent years, the Company believes the industry remains primarily regional in nature and highly fragmented, and that there remains a substantial number of potential acquisition opportunities within the industry.

             The increasingly stringent industry regulations, such as the Subtitle D Regulations, have resulted in rising costs. Many of the smaller industry participants have found these costs difficult, if not impossible, to bear. Additionally, the required permits for landfill development, expansion or construction have become increasingly more difficult to acquire. Consequently, many smaller, independent operators have decided to either close their operations or sell them to larger operators.

             Increasing economies of scale in the solid waste collection and disposal industry have the benefit of allowing larger integrated companies to compete more effectively and to comply more effectively with the in-creasing industry regulatory requirements. The high fixed costs of landfill assets and the associated profitability of each incremental ton of disposal waste has led to the development of high volume, regional landfills. The economies of scale associated with larger regional land-fills allow them to compete more effectively against smaller, local landfills.

             Many remaining operators have attempted to become more efficient by establishing an integrated network of solid waste collection operations and transfer stations through which they secure captive solid waste streams for internal disposal into their own landfills. Some municipalities have not been able to operate efficiently enough to compete with these integrated operators and have chosen to discontinue their collection and/or disposal operations and have contracted the management of their solid waste services with private entities, such as the Company.

             There is an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes and recyclable materials, at landfills. The Company believes that these trends and laws have created significant opportunities for fully integrated solid waste companies to provide additional recycling services to generators of solid waste who are not otherwise able to dispose of such waste.

   Strategy

             Superior's objective is to be one of the largest and most profitable fully integrated providers of solid waste collection and disposal services in each market it serves. The Company's strategy to achieve this objective is to (i) continue to expand its markets through acquisitions of other solid waste businesses; (ii) pursue internal growth opportunities in its current markets; and (iii) achieve continuing operating improvements in its business. Superior intends to implement this strategy in three principal ways:

             Expansion Through Acquisitions. From the time the Company was formed through May 1, 1997, the Company has acquired and retained over 40 businesses. The Company intends to continue to expand through acquisitions by (i) increasing its revenues and operational and administrative efficiencies through "tuck-in" and other acquisitions of profitable solid waste collection operations in its existing markets and
   (ii) expanding into adjacent and new markets by pursuing principally a "hub and spoke" acquisition strategy. The Company has established a targeted internal rate of return on investment and pricing parameters which it uses to evaluate potential acquisitions.

             Internal Growth. Superior believes its internal growth will come from additional sales penetration in its current and adjacent markets, marketing additional services to existing customers, including particularly recycling services, and selective price adjustments. The Company has a sales force dedicated to increasing the Company's sales to new and existing commercial, industrial and municipal customers. A principal component of the Company's internal growth strategy is to become the sole-provider of solid waste services to its customers, including solid waste, other integrated waste and recycling services. See, however, "Risk Factors-Competition."

             An integral part of the Company's internal growth strategy is to establish new transfer stations within a 50-mile radius of its existing landfills to increase its collection and transportation efficiencies and improve the Company's internalization of collected solid waste.

             Operating Improvement. The Company has implemented programs and benchmarking systems designed to improve the operational productivity, administrative efficiency and profitability of its operations through improved collection and disposal routing efficiency, equipment utilization, cost controls, employee training and safety. The Company's benchmarking system establishes and tracks key statistical measurement criteria for its collection, transfer and disposal operations to facilitate improvement in each operation's profitability. The Company has also implemented an improved job-costing system designed to enhance the profitability of its project-based other integrated waste services through improved pricing and more efficient utilization of assets and personnel. See, however, "Risk Factors; Ability to Manage Future Growth."

   Acquisition Program

             In recent years, the solid waste collection and disposal industry has undergone a period of significant consolidation and integration. The Company believes that this consolidation and integration has been caused primarily by three factors: (i) increasingly stringent environmental regulation and enforcement resulting in increased capital requirements; (ii) the inability of many smaller operators to achieve the economies of scale necessary to compete effectively with large integrated solid waste service providers; and (iii) the evolution of an industry competitive model which emphasizes providing both collection and disposal/recycling capabilities. Despite the considerable consolidation and integration that has occurred in the solid waste industry in recent years, the Company believes the industry remains primarily regional in nature and highly fragmented and that there remain a substantial number of potential acquisition opportunities within the industry.

             The Company's management focuses a substantial part of its time on identifying acquisition candidates and consummating acquisitions. During 1996, the Company expanded its senior management team to include a Vice President of Market Development who is responsible for directing the activities of eight full-time market development managers, five of whom were added to the Company's market development group in 1996.

             From the time the Company was formed through May 1, 1997, the Company acquired and retained more than 40 businesses. The following table sets forth the Company's acquisitions completed and retained from February 1993 through May 1, 1997:

   Acquired        Month      Principal
   Company         Acquired   Business      Location        Market Area

   Hechimovich     March      Solid waste   Mayville,       Eastern
    Sanitary       1993       collection,   WI and          Wisconsin
    Landfill, Inc.            transfer      West Bend, WI
    (Superior                 and landfill
    Glacier Ridge
    Landfill)

   Laidlaw Waste   March      Solid waste   Delafield,      Southeastern
    Systems, Inc.- 1993       collection    WI              Wisconsin
    Delafield, WI
    Division

   Expert Disposal April      Solid waste   Hartland,       Southeastern
    Service, Inc.  1993       collection    WI              Wisconsin

   J&S Dredging    May        Biosolids     Arpin, WI       Central
    and J&S Liquid 1993       collection                    Wisconsin
    Systems, Inc.

   Reliable        November   Solid waste   Fond du Lac,    Eastern
    Rubbish        1993       collection    WI              Wisconsin

   Emerald Park,   November   Solid waste   Muskego,        Eastern
    Inc. (Superior 1993       landfill      WI              Wisconsin
    Emerald Park
    Landfill)

   Midway          December   Third party   Portage County, Northcentral
    Transport,     1993       landfill      WI, Brokaw, WI  Wisconsin and
    Inc.                      management    and Quinnesec,  Upper Peninsula
                                            MI              of Michigan

   Economy         January    Solid waste   Wisconsin       Central
    Disposal       1994       collection    Rapids, WI      Wisconsin

   American        April      Solid waste   Sheboygan,      Eastern
    Waste &        1994       collection    WI              Wisconsin
    Recycling
    Systems, Inc.

   J.P. Funk       May        Solid waste   Waukesha,       Southeastern
    Trucking, Inc. 1994       collection    WI              Wisconsin

   Ploeckelman     May        Solid waste   Brookfield,     Southeastern
    Trucking, Inc. 1994       collection    WI              Wisconsin

   Wiederhold      May        Solid waste   Cuba City,      Southwestern
    Transfer, Inc. 1994       collection,   WI              Wisconsin
                              transfer and
                              recycling

   Forest City     July       Solid waste   Buffalo,        Minneapolis-
    Road Landfill, 1994       landfill      MN              St. Paul,
    Inc.                                                    Minnesota
    (Superior FCR
    Landfill)

   Ray Schreiber   September  Solid waste   Elgin, IL       Northern
    Disposal Co.   1994       collection                    Illinois

   Vande Kolk      January    Solid waste   Waupun,         Central
    Sanitation     1995       collection    WI              Wisconsin

   Remus           January    Solid waste   Waupun,         Central
    Sanitation     1995       collection    WI              Wisconsin

   Manitowoc       June       Solid waste   Manitowoc,      Northeastern
    Disposal,      1995       collection    WI and          Wisconsin
    Inc./Lakeshore                          Algoma, WI
    Recycling &
    Disposal

   Mastalir        October    Solid waste   Kewaunee,       Northeastern
    Services, Inc. 1995       collection    WI              Wisconsin

   Wittstock       March      Solid waste   Dubuque,        Northeast
    Services, Inc. 1996       collection    IA              Iowa

   Arrow Disposal  March      Solid waste   Mequon,         Southeastern
    Service, Inc.  1996       collection    WI              Wisconsin

   Tom Kraemer     June       Solid waste   St. Cloud,      Central
    Sanitation,    1996       collection    MN              Minnesota
    Inc.

   DC Refuse       June       Solid waste   Sturgeon Bay,   Northeastern
    Service &      1996       collection    WI              Wisconsin
    Recycling, Inc.

   Superior Lamp   June       Recycling     Port            Southeastern
    Recyling, Inc. 1996                     Washington, WI  Wisconsin

   All Waste       August     Solid waste   Milwaukee,      Southeastern
    Disposal, Inc. 1996       collection    WI              Wisconsin
    (Rearload
    Commercial
    Routes)

   Vasko Rubbish   August     Solid waste   St. Cloud,      Central
    Removal, Inc.  1996       collection    MN              Minnesota

   Eau Claire      September  Solid waste   Eau Claire,     Northwest
    County         1996       landfill      WI              Wisconsin and
    Landfill                                                Eastern
    (Superior                                               Minnesota
    Seven
    Mile Creek
    Landfill)

   West County     September  Solid waste   Ballwin, MO     Eastern
    Disposal, Ltd. 1996       landfill                      Missouri
    (Superior Oak
    Ridge Landfill)

   Wilson Refuse,  October    Solid waste   Maryland        Eastern
    Inc.           1996       collection    Heights, MO     Missouri

   Peninsula       November   Solid waste   Sturgeon Bay,   Northeastern
    Dump-All,      1996       collection    WI              Wisconsin
    Inc.

   G.D. LaPlant    December   Solid waste   Buffalo,        Central
    Sanitation,    1996       collection    MN              Minnesota
    Inc.

   D&K Refuse and  December   Solid waste   St. Cloud,      Central
    Recycling, Inc.1996       collection    MN              Minnesota

   Eagle Waste     February   Solid waste   St. Louis,      Eastern
    Systems, Inc.  1997       and recyclableMO              Missouri
                              collection

   Certain assets  March      Pallet        Madison,        Southeastern
    of Madison     1997       operation     WI              Wisconsin
    Pallet

   Certain assets  March      Solid waste   Horicon,        Southeastern
    of Rest and    1997       and recyclableWI              Wisconsin
    Recoup Resource           collection
    Recovery, Inc.

   Certain assets  March      Solid waste   Horicon,        Southeastern
    of Ideal       1997       and recyclableWI              Wisconsin
    Disposal                  collection
    Service, Inc.

   M&N Disposal,   April      Solid waste   Green Bay,      Northeast
    Inc.           1997       landfill underChilton, WI     Wisconsin
                              development

   Certain assets  April      Solid waste   Green Bay,      Northeast
    of Browning-   1997       collection    Chilton,        Wisconsin
    Ferris                                  WI
    Industries of
    Wisconsin, Inc.

   Certain assets  April      Solid waste   Columbus,       Central Ohio
    of BFI Waste   1997       collection    Zanesville and
    Systems of                              Marietta, OH
    Ohio, Inc.

   Homestand Land  April      Solid waste   Kersey,         Central
    Corp.          1997       landfill      PA              Pennsylvania

   Certain assets  April      Solid waste   Du Bois and     Eastern
    of Browning-   1997       collection    College         Pennsylvania
    Ferris                                  Station,
    Industries of                           PA
    Pennsylvania,
    Inc.

   Certain assets  May        Solid waste   Buffalo and     Central
    of Randy's     1997       collection    St. Cloud,      Minnesota
    Sanitation,               and recycling MN
    Inc.                      transportation

   Certain assets  May        Solid waste   St. Cloud       Central
    of Burggraff   1997       collection,   MN              Minnesota
    Sanitation                recycling and
                              transportation


             The Company's acquisition plan focuses on "hub and spoke" acquisitions in new markets. For example, the acquisition of a landfill represents the acquisition of a disposal "hub." Collection and transfer
   operations are then acquired and integrated as "spokes."   The Company's
   acquisition program also focuses on "tuck in" acquisitions in its existing markets or the extension of its existing operations into contiguous markets that complete or expand the Company's service areas. This allows the Company to use the same core business infrastructure, minimizing costs and enhancing profit margins.

   Current Operations

        Introduction

             The Company operates solid waste collection operations, solid waste transfer stations, recycling facilities, Company-owned solid waste landfills and managed third party landfills. The Company also provides other integrated waste services, most of which are project-based and many provide additional waste volumes to the Company's landfills and recycling facilities. These other integrated waste services include the remediation and disposal of contaminated soils and similar materials; wastewater biosolids management; full container consumer product recycling; and temporary storage and transportation of special and hazardous waste, including household hazardous waste. Solid waste services have been and will remain the Company's core business.

             Prior to 1997, a substantial part of the Company's operations took place in the State of Wisconsin. Wisconsin's environmental regulatory climate can be characterized as rigorous, with broad public and political support for environmental protection and mandatory recycling laws. Wisconsin was among the first states to adopt a state counterpart to the Subtitle D Regulations and has enacted additional laws of relatively broad scope which restrict the types of waste that can be accepted by Wisconsin landfills and which require the recycling of a number of waste streams. The Company believes it has adapted to these operating conditions successfully through a combination of (i) modified collection and landfill operating practices; (ii) development of commercial recycling and waste processing facilities; (iii) utilization of specialized collection vehicles; and (iv) the introduction of new services which assist customers in their own efforts to comply with environmental and waste management regulations. The Company believes its experience operating under these conditions in Wisconsin may provide it with a competitive advantage as it enters into other states where environmental regulations are becoming more stringent and where incumbent competitors may have difficulty adapting to more restrictive operating conditions. See, however, "Risk Factors-Competition" and "-Geographic Concentration."

             Superior markets its services principally through its facility managers and direct sales representatives under the direction of area sales managers. The company also obtains new customers from referral sources, reputation, and local print marketing. The Company has a diverse customer base, with no single customer accounting for more than 6% of the Company's revenues in 1996. The Company does not believe that the loss of any single customer would have a material adverse effect on the Company's results of operation.

             Solid Waste Collection and Transfer

             As of May 1, 1997, the Company provided solid waste collection services to over 300,000 residential, commercial and industrial customers. The Company's collection operations are conducted generally within a 50-mile radius from its landfills or transfer stations. The Company contracts with local generators of solid waste and directs the waste to either its own landfill for disposal; to a third-party landfill; or, for additional handling at one of its transfer stations or recycling facilities. After compacting and/or separating at a transfer station, the Company has historically directed the waste to either its own landfill or a third party landfill. During 1995 and 1996, approximately 83% and 81% respectively, of the solid waste collected by the Company was delivered for disposal at its own landfills. Solid waste collection and transfer services accounted for approximately 45% of the Company's revenues for 1996, including revenues from disposal services provided to customers of the Company's collection and transfer units, compared to approximately 48% in 1995.

             The Company's commercial and industrial collection services have historically generally been performed under one-year to three-year service agreements, and fees are determined by such factors as collection frequency, type of equipment and containers furnished, the type, volume and weight of the waste collected, the distance to the disposal or processing facility and the cost of disposal or processing.

             Substantially all of the Company's municipal solid waste collection services have historically been performed under contracts with municipalities. These contracts grant the Company exclusive rights to service all or a portion of the residential homes in a specified community or provide a central repository for residential waste drop-off. The Company had over 240 municipal contracts in place as of December 31, 1996, compared to just over 200 as of December 31, 1995. No single municipal contract is individually material to the Company's results of operations. Municipal contracts in the Company's market areas are typically awarded, at least initially, on a competitive bid basis and usually range in duration from one to three years. Fees are based primarily on the frequency and type of service, the distance to the disposal or processing facility and the cost of disposal or processing. Municipal collection fees are usually paid either by the municipalities from tax revenues or through direct service charges to the residents receiving the service.
   The Company also provides subscription residential collection services directly to households.

             The Company's transfer stations receive solid waste collected primarily from its various collection operations, compact the waste and transfer the waste to larger Company-owned vehicles for transport to land-fills. This procedure reduces the Company's costs by improving its utilization of collection personnel and equipment. Approximately, 21% of the solid waste accepted for transfer at the Company's transfer stations in 1996 was from third parties compared to approximately 23% in 1995.

             Recycling Services

             Providing recycling services to customers has been an important component of the Company's strategy. Recycling involves the removal of reusable materials from the waste stream for processing and sale in various applications. The Company believes that recycling will continue to be an increasingly important component of most major markets' solid waste management plans as a result of the public's increasing environmental awareness and expanding regulations mandating or encouraging waste recycling.

             As of May 1, 1997, the Company operated 13 recycling facilities as part of its collection and transfer operations at which it processes, sorts and recycles paper products, certain plastics, glass, aluminum and tin cans and certain other items. The Company also operates a wood pallet recycling operation at its Fort Atkinson collection facility and curbside residential recycling programs in connection with its residential collection operations in many communities. The Company also provides full container consumer product recycling services and reclaims mercury from fluorescent lamps and other discarded mercury containing items.

             The Company attempts to resell recycled waste products in the most commercially reasonable manner practicable and to pass on contractually a portion of the commodity pricing risk to its commercial and industrial clients. In April 1995, the Company entered into a five-year wastepaper purchase agreement with a national paper company pursuant to which the paper company agreed to purchase certain grades of recyclable wastepaper from the Company at above-market prices, subject to certain minimum floor resale pricing assurances. Under the terms of this agreement, the Company has the ability to sell up to all, but not less than 50%, of its supply of certain grades of recyclable wastepaper to such company. The Company believes these protections help mitigate some of the variability associated with the resale of its collected and recyclable wastepaper.

             During 1996, the Company processed an average of over 6,900 tons of recyclable paper and cardboard per month, compared to approximately 5,400 tons per month in 1995. The prices received by the Company for its recyclable wastepaper declined approximately 66% from 1995 to 1996. As a result of these price declines, revenues from the collection, processing and sale of recyclable waste products accounted for approximately 13% of the Company's revenues in 1996, compared to 15% in 1995.

             Solid Waste Landfill Disposal

             As of May 1, 1997, the Company owned and operated solid waste landfills in Wisconsin, Minnesota, Missouri and Pennsylvania. All of the Company's landfills include leachate collection systems, groundwater monitoring systems and active methane gas extraction and recovery systems. The Company's landfill facilities are designed and operated to meet federal, state and local regulations in all material respects and the Company believes each of its landfill sites meets or exceeds current applicable state and federal Subtitle D Regulations in all material respects. None of the Company's landfills is permitted to accept hazardous waste. In 1996, approximately 37% of the solid waste disposed of at the Company's landfills was delivered by the Company compared to approximately 54% in 1995, due to increased volumes from third party customers in 1996. Other customers are charged "tipping fees" based on the amount and type of solid waste deposited. The Company operates licensed bioremediation facilities at several of its landfills where the concentrations of volatile organic compounds in contaminated soils are reduced through microbial activities enhanced by pumping air through the soils. The bioremediated soils are then reused as cover material at the Company's landfills.

             The average daily volume of waste accepted for disposal at the Company's landfills increased from approximately 3,800 tons per day in 1995 to approximately 6,400 tons per day in 1996. Revenues from landfill disposal operations increased to approximately 22% of the Company's revenues in 1996 from approximately 16% of the Company's 1995 revenues, and does not include revenues from disposal services provided to customers of the Company's collection, transfer and other integrated waste services units. The increase in revenues from landfill disposal operations is due to increased volumes from a disposal contract for a customer's Milwaukee collection operations, increased volumes of special waste from the Company's project-driven other integrated waste services, increased third party disposal volume and higher solid waste volumes from its collection operations.

             The following table provides certain information with respect to Superior's eight owned and operated landfills and one greenfield site as of May 1, 1997:
                                                                 Approximate
                                  Month       Year     Permitted    total
   Landfill name and location    Acquired    opened   acreage(1)  acreage(1)

   Superior Cranberry Creek          *        1986        34      1,060
    landfill, Wisconsin Rapids,
    WI (Central Wisconsin)

   Superior Valley Meadows           *        1979        29        600(2)
    landfill,  Fort Atkinson, WI
    (Southeastern Wisconsin)

   Superior Glacier Ridge          March      1986        44        560
    landfill, Mayville, WI         1993
    (Eastern Wisconsin)

   Superior Emerald Park         November     1994        35        340
    landfill, Muskego, WI          1993
    (Milwaukee metropolitan
     area)

   Superior FCR landfill,        July 1994    1965        24        357(3)
    Buffalo, MN (Minneapolis
    metropolitan area)

   Superior Seven Mile Creek     September    1978        37        160(4)
    landfill, Eau Claire, WI       1996
    (Northwest Wisconsin)

   Superior Oak Ridge landfill,  September    1975       126        180(5)
    Ballwin, MO (St. Louis         1996
    metropolitan area)

   M&N landfill, Chilton, WI       April   Greenfield    N/A(6)      317
    (Northeast Wisconsin)          1997     landfill
                                              under
                                           development

   Greentree landfill, Kersey,     April      1986        91       1,336
   PA (Central Pennsylvania)       1997

   _______________

   *    Acquired as part of the Company's original consolidation in 1993.

   (1) Permitted acreage represents the portion of the total acreage on which disposal cells have been constructed (including any that may have been filled or capped) or may be constructed based upon an approval issued by the regulatory agency generally authorizing the development of a landfill on the acreage. The portion of total acreage that is not currently permitted is not available for waste disposal.

   (2) Does not include approximately 80 acres currently subject to acquisition by the Company upon exercise of a purchase option.

   (3) Does not include approximately 40 acres currently subject to acquisition by the Company upon exercise of a purchase option.

   (4) Does not include approximately 80 acres currently subject to acquisition by the Company upon exercise of a purchase option.

   (5) Includes approximately 125 acres leased by the Company. Does not include approximately 58 acres subject to acquisition by the Company upon exercise of a purchase option.

   (6) Currently under development, pending application is for 58.7 permitted acres.


             Management of Third Party Landfills

             As of May 1, 1997, the Company managed two biosolid captive monofills owned by large paper companies and one county-owned municipal solid waste landfill. A monofill is a landfill which only accepts one type of waste. One of the monofills is located in Brokaw, Wisconsin and is managed under a two-year waste hauling and landfill operation agreement that expires in May 1998. The other monofill is located in Quinnesec, Michigan and is managed under an agreement which was extended in 1996 so that it now expires in July 1999. The Company also operates the Portage County municipal solid waste landfill in Central Wisconsin under an agreement that expires in December 1997. These management contracts are not individually or in the aggregate material to the Company's results of operations.

             Other Integrated Waste Services

             In order to provide integrated solid waste services to a wide range of customers, Superior provides a variety of other integrated waste services, most of which are project-based and many provide additional waste volumes to the Company's landfills and recycling facilities. These services include the remediation and disposal of contaminated soils and similar materials; wastewater biosolids management; full container consumer product recycling; and temporary storage and transportation of special and hazardous waste, including household hazardous waste. Revenues from these other integrated waste services constituted approximately 20% of the Company's revenues in 1996, compared to approximately 21% in 1995.

             The Company's project-based remediation services involve the removal and transportation of contaminated soil from environmental remediation projects for disposal at the Company's landfills in compliance with applicable regulations. The Company also provides value-added services to bioremediate contaminated soils at its landfills prior to final disposal. After excavation, the Company uses nutrients and micro-organisms to naturally remove or reduce contaminants from contaminated soil before disposing of the remediated soils in its landfills or using the remediated soils in landfill construction. The Company's environmental field services, which are provided principally to industrial clients in Wisconsin, include the containment and cleanup of actual and threatened releases of hazardous materials into the environment on both a planned and an emergency response basis. These services include cleanout of wastewater treatment tanks, cleanup of abandoned oil recycling facilities, cleanup and demolition of manufacturing facilities and removal and remediation of underground storage tanks. The Company is the primary standby provider of environmental emergency spill response services to the WDNR in Eastern and Central Wisconsin.

             The Company's wastewater biosolids operations consist principally of the removal, transportation, storage and beneficial reuse through land application of industrial and municipal nonhazardous wastewater biosolids. The Company contracts with municipalities, paper mills and food processing plants to remove, transport and dispose of both municipal and industrial wastewater biosolids. In most cases, municipalities or industrial processors have on-site wastewater treatment facilities which pretreat and concentrate biosolid wastes prior to removal and reuse. In other cases, the Company will transport a generator's wastewater biosolids from holding tanks or lagoons to a third party wastewater treatment facility. Land application is generally limited by state regulations to six months out of the year in Wisconsin. Consequently, the Company constructed a 1 million gallon permitted wastewater biosolid storage tank in which it stores certain liquid and biosolid wastes until they can be land applied during the spring and fall.

             The Company operates a full container consumer products recycling facility at its Fort Atkinson, Wisconsin location. This operation separates and removes off-specification food and other nonconforming consumer products from their containers; crushes, cleans, collects and resells the recyclable containers; and collects, stores and reuses the liquid and solid contents of the food or other products as organic fertilizer.

             The Company provides nonhazardous "special" waste and hazardous waste (including household hazardous waste) services, transportation and temporary storage services to industrial clients principally in Wisconsin. The Company provides its hazardous waste services principally from its fully-permitted temporary storage facility ("TSF") located in Port Washington, Wisconsin (approximately 25 miles north of Milwaukee). Hazardous waste collected by the Company is transported to third party treatment or disposal facilities which have been selected by the customer in virtually all cases. The Company also reclaims mercury at its TSF from discarded mercury-containing items such as utility meters, fluorescent lights and thermometers. The Company does not typically take title to collected hazardous waste nor does it handle or accept radioactive wastes, explosives, certain poisons, certain PCBs and certain other types of hazardous wastes. The Company does not own or operate, or intend to own or operate, a hazardous waste disposal facility. Revenues from hazardous waste transportation and temporary storage services accounted for less than 5% of the Company's revenues in 1995 and less than 4% of the Company's revenues in 1996.

   Marketing and Sales

             Superior markets its services principally through its facility general managers and direct sales representatives under the direction of area sales managers. The Company also obtains new customers from referral sources, reputation and local market print advertising.

             The Company's sales representatives visit customers on a regular basis and each sales representative calls upon potential new customers within a specified territory or service area, including new market areas not currently being served by the Company. The Company emphasizes providing quality services and customer satisfaction and retention, and believes that its focus on quality service will help it to retain existing and attract additional customers. Maintenance of a local presence and identity is another important aspect of the Company's marketing plan for its various operations. Many of the Company's managers are involved in local governmental, civic and business organizations.

             The Company has a solid waste sales program which calls for additional sales coverage of key urban markets under the direction of area sales managers and facility general managers. This sales program is focused on improving market density. The Company also emphasizes the development of preferred provider relationships with industrial and commercial customers, thereby helping it to secure a greater proportion of such customers' various waste streams. To further facilitate internal sales growth, the Company's solid waste sales program also contains a specific customer retention plan. The Company's sales representatives also market the Company's landfill disposal services to generators of contaminated soil. The Company seeks to maintain a local identity and image and a high degree of involvement in each community in which it operates.

             The Company has a diverse customer base, with no single customer accounting for more than 6% of the Company's revenues in 1996. The Company does not believe that the loss of any single customer would have a material adverse effect on the Company's results of operation.

   Competition

             The solid waste management industry is highly competitive, very fragmented and requires substantial labor and capital resources. Intense competition exists within the industry not only for collection, transportation and disposal volume, but also for acquisition candidates. The industry is currently dominated by four large national waste companies, WMX Technologies, Inc., Browning-Ferris Industries, Inc., USA Waste Services, Inc. and Allied Waste Industries, Inc. The Company also competes with a number of regional and local companies. There can be no assurance that the Company can compete successfully against these companies. See "Risk Factors-Competition."

             Superior competes for landfill disposal business primarily on the basis of disposal fees, geographical location and quality of operations. The Company's ability to obtain landfill disposal volume may be limited by the fact that some major collection companies also own or operate their own landfills in the Company's market areas, to which they send their waste. The Company also competes, to a lesser extent, with certain municipalities that maintain their own solid waste disposal operations. These municipalities may have certain advantages over the Company in financing their operations due to the availability of tax revenues and tax-exempt financing and there can be no assurance that the Company can compete successfully against such municipalities.

             The Company competes for collection and recycling accounts primarily on the basis of price and quality of its services. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract. These practices may also lead to reduced pricing for the Company's services or the loss of business. The Company provides substantially all of its residential collection services under municipal contracts. As is generally the case in the industry, these contracts are subject to peri-odic competitive bidding. There can be no assurance that the Company will be the successful bidder to obtain or retain these contracts.

             Incineration of solid waste is not currently a significant disposal alternative in Wisconsin, but may be in other states which the Company enters.

   Property and Equipment

             As of May 1, 1997, the Company owned solid waste landfills, solid waste collection operations, recycling facilities, solid waste transfer facilities, TSF and other operating facilities in Wisconsin, Illinois, Michigan, Minnesota, Missouri, Ohio and Pennsylvania. The Company leases its executive offices in suburban Milwaukee under a lease expiring in 1998. The Company also leases an office in Fond du Lac, Wisconsin under a seven-year lease and leases several other offices and truck maintenance facilities, each under shortterm leases of one year or less. The Company also leases approximately 125 acres of property occupied by its Superior Oak Ridge landfill in Bellwin, Missouri. The real estate owned by the Company is not subject to material encumbrances. The Company believes that its existing facilities are generally adequate for its current needs and requirements.

             The Company has numerous waste collection vehicles, trucks and other equipment used in the removal, transportation and disposal of wastewater biosolids and numerous bulldozers, compactors, earthmovers and related heavy equipment and vehicles used in landfill operations.

   Employees

             At May 1, 1997, the Company employed approximately 1,100 full-time employees. Three employees of one of the Company's subsidiaries are members of a collective bargaining unit. These employees are not yet covered by a collective bargaining agreement. The Company considers its employee relations to be satisfactory.

   Risk Management, Insurance and Performance Bonds

             The Company's risk management program includes evaluating both existing facilities, as well as potential acquisitions, for environmental law compliance and operating procedures. An environmental risk assessment was performed on each of the Consolidated Group entities prior to the Consolidation and included a regulatory review and file check, interviews with regulators, a review of prior disposal sites, a site assessment visit, identification of risk factors, review of existing environmental monitoring programs, evaluation and investigation of risk items and compilation and assessment of environmental liabilities. This procedure also included technical analysis of hydrogeological and regulatory compliance issues by an independent environmental consultant.

             Operating practices at all existing Company operations stress minimizing the possibility of environmental contamination and litigation. The Company believes that all of its facilities are in compliance in all material respects with the Subtitle D Regulations and applicable state regulations, including design criteria, environmental monitoring, financial assurance and long-term care provisions. See, however, "Risk Factors-Government Regulation" and "-Potential Environmental Liability."

             The Company carries a range of insurance intended to help protect its assets and operations, including a commercial general liability policy and a property damage policy. The Company maintains a limited environmental impairment liability policy on its landfills and TSF that provides coverage, on a "claims made" basis, against certain third party off-site environmental damage. This insurance does not provide protection against on-site environmental liabilities. See "Risk Factors-Potential Uninsured Risks." The Company also maintains contractor's pollution liability insurance which covers certain environmental liabilities arising out of the Company's hazardous waste emergency response and remediation services, and pollution endorsements to its automobile liability policies which cover certain environmental liabilities to third parties from the Company's transportation operations. A partially or completely uninsured claim against the Company (including liabilities associated with cleanup or remediation at its own sites), if successful and of sufficient magnitude, could have a material adverse effect on the Company's results of operations or financial condition. Any future difficulty in obtaining insurance could also impair the Company's ability to secure future contracts, which may be conditioned upon the availability of adequate insurance coverage.

             Municipal solid waste collection contracts typically require performance bonds or other means of financial assurance to secure contractual performance. The Company has not experienced difficulty in obtaining performance bonds or letters of credit for its current operations. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

   Regulation

        Introduction

             The Company is currently subject to extensive and evolving federal, state and local environmental laws and regulations that have been enacted in response to technological advances and increased concern over environmental issues. These regulations not only strictly regulate the conduct of the Company's operations but also are related directly to the demand for many of the services offered by the Company.

             The regulations affecting the Company are administered by the EPA and various other federal, state and local environmental, zoning, health and safety agencies. The Company believes that it is currently in substantial compliance with applicable federal, state and local laws, permits, orders and regulations. The Company believes there will continue to be increased regulation, legislation and regulatory enforcement actions related to the solid waste services industry. As a result, the Company attempts to anticipate future regulatory requirements and to plan accordingly to remain in compliance with the regulatory framework.

             In order to develop and operate a landfill, a biosolid storage facility, a transfer station, most other solid waste facilities or a hazardous waste TSF, the Company must typically go through several governmental review processes and obtain one or more permits and often zoning or other land use approvals. Obtaining these permits and zoning or land use approvals is difficult, time consuming and expensive and is often opposed by various local elected officials and citizens' groups. Once obtained, operating permits generally must be periodically renewed and are subject to modification and revocation by the issuing agency.

             The Company's operating facilities are subject to a variety of operational, monitoring, site maintenance, closure, post-closure and financial assurance obligations which change from time to time and which could give rise to increased capital expenditures and operating costs. In connection with the Company's expansion of its existing or any newly acquired landfills, it is often necessary to expend considerable time, effort and money in complying with the governmental review and permitting process necessary to maintain or increase the capacity of these landfills. Governmental authorities have broad power to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in the case of violations. In the ordinary course of its landfill, transfer station and TSF operations, the Company has from time to time received notices from regulatory authorities that its operations may not be in compliance with certain applicable environmental laws and regulations. Upon receipt of any notices, the Company generally cooperates with the authorities in an attempt to resolve the issues raised by such notices and pays the agreed upon fine or penalty. Failure to correct the problems to the satisfaction of the authorities could lead to curtailed operations, fines and penalties or even closure of a landfill or other facility.

             In order to transport waste, it is necessary for the Company to possess one or more permits from state or local agencies. These permits also must be periodically renewed and are subject to modification and revocation by the issuing agency.

             See "Risk Factors-Government Regulation" and "-Potential Environmental Liability" for a discussion of certain of the material potential risks and liabilities applicable to the Company and an investment therein relating to governmental regulation.

             The principal federal, state and local statutes and regulations applicable to the Company's various operations are as follows:

        The Resource Conservation and Recovery Act of 1976

             RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and nonhazardous. Wastes are generally classified as hazardous if they (i) either (a) are specifically included on a list of hazardous wastes or (b) exhibit certain hazardous characteristics and (ii) are not specifically designated as nonhazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as nonhazardous. Among the wastes that are specifically designated as nonhazardous waste are household waste and "special" waste, including items such as petroleum contaminated soils, asbestos, foundry sand, shredder fluff and most nonhazardous industrial waste products.

             The EPA regulations issued under Subtitle C of RCRA impose a comprehensive "cradle to grave" system for tracking the generation, transportation, treatment, storage and disposal of hazardous wastes. The Subtitle C regulations provide standards for generators, transporters and disposers of hazardous wastes, and for the issuance of permits for sites where such material is treated, stored or disposed. Subtitle C imposes detailed operating, inspection, training and emergency preparedness and response standards, as well as requirements for manifesting, record keeping and reporting, facility closure, post-closure and financial responsibilities. These regulations require the Company's TSF to demonstrate financial assurance for sudden and nonsudden pollution occurrences. Financial assurance for future closure and post-closure expenses must also be maintained. The Company believes that its hazardous waste transportation activities and its TSF comply in all material respects with the applicable requirements of Subtitle C of RCRA.

             In October 1991, the EPA adopted the Subtitle D Regulations governing solid waste landfills. The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, the Subtitle D Regulations require that new landfill sites meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) designed to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Grou-ndwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the leachate collection system operation. The Subtitle D Regulations also require, where threshold test levels are present, that methane gas generated at landfills be controlled in a manner that protects human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed upon it by the EPA. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills within the state comply with the Subtitle D Regulations criteria. Wisconsin, Minnesota and various states into which the Company may enter have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations. Since the Company's operating landfills are believed by the Company to be in compliance in all material respects with the strict WDNR and Minnesota Pollution Control Agency regulations, the Company believes that all of its present landfill operations meet or exceed the Subtitle D Regulations in all material respects.

        The Federal Water Pollution Control Act of 1972

             The Federal Water Pollution Control Act of 1972, as amended ("Clean Water Act"), establishes rules regulating the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into waters of the United States. If runoff or collected leachate from the Company's landfills or transfer stations is discharged into streams, rivers or other surface waters, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with the EPA's storm water regulations issued in November 1990, which are designed to prevent possibly contaminated landfill storm water runoff from flowing into surface waters. The Company believes that its facilities are in compliance in all material respects with Clean Water Act requirements, particularly as they apply to treatment and discharge of leachate and storm water. The Company has secured or has applied for the required discharge permits under the Clean Water Act or comparable state-delegated programs. In those instances where the Company's applications for discharge permits are pending and a final discharge permit has not been issued, the Company believes it is in substantial compliance with the applicable substantive standards set by Wisconsin, Minnesota and adjacent states in its market areas in administering the Clean Water Act.

        The Comprehensive Environmental Response, Compensation and Liability Act of 1980

             CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities from which there has been, or is threatened, a release of any hazardous substance into the environment. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, as well as the generators of the hazardous substances and the transporters who arranged for disposal or transportation of the hazardous substances. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend upon the existence or disposal of "hazardous waste" as defined by RCRA, but can also be founded upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA, many of which can be found in household waste. If the Company were to be found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold the Company, or any other generator, transporter or the owner or operator of the facility, completely responsible for all investigative and remedial costs even if others may also be liable. CERCLA also authorizes the imposition of a lien in favor of the United States upon all real property subject to, or affected by, a remedial action for all costs for which a party is liable. CERCLA provides a responsible party with the right to bring legal action against other responsible parties for their allocable share of investigative and remedial costs. The Company's ability to get others to reimburse it for their allocable share of such costs would be limited by the Company's ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties.

             CERCLA requires the EPA to establish an NPL of sites at which hazardous substances have been or are threatened to be released into the environment and which require investigation or cleanup. As one of the sellers' conditions to the Company's March 1993 acquisition of the Superior Glacier Ridge landfill, Superior was required to accept the transfer of an adjacent closed landfill listed on the NPL.

        The Clean Air Act

             The Clean Air Act provides for regulation, through state implementation of federal requirements, of the emission of air pollutants from certain landfills based upon the date of the landfill construction and volume per year of emissions of regulated pollutants. The EPA has proposed new source performance standards regulating air emissions of certain regulated pollutants (methane and non-methane organic compounds) from municipal solid waste landfills. Landfills located in areas with air pollution problems may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the disposal of asbestos containing materials.

             Some of the federal statutes described above contain provisions authorizing, under certain circumstances, the institution of lawsuits by private citizens to enforce the provisions of the statutes.

        The Occupational Safety and Health Act of 1970

             The Occupational Safety and Health Act of 1970, as amended ("OSHA"), authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of those promulgated standards, including standards for notices of hazards, safety in excavation and the handling of asbestos, may apply to certain of the Company's operations. OSHA regulations set forth requirements for the training of employees handling, or who may be exposed in the workplace to, concentrations of asbestos-containing materials that exceed specified action levels. The OSHA regulations also set standards for employee protection, including medical surveillance, the use of respirators, protective clothing and decontamination units, during asbestos demolition, removal or encapsulation as well as its storage, transportation and disposal. In addition, OSHA specifies a maximum permissible exposure level for airborne asbestos in the workplace. The Company has no direct involvement in asbestos removal or abatement projects. However, asbestos-containing waste materials are accepted at certain of the Company's landfills that are authorized to accept such materials, and some of the Company's collection businesses receive asbestos-containing waste materials which have already been packaged and labelled. These packages are loaded onto the Company's vehicles by employees of the asbestos abatement contractors for transportation to and disposal at the Company's authorized landfills. Accordingly, OSHA regulations designed to minimize employees' exposure to airborne asbestos fibers and provide employees with proper training and protection generally apply to the Company's operations in the transportation and handling of the asbestos waste. The Company's employees are trained to respond appropriately in the event there is an accidental spill or release of the packaged asbestos-containing materials during transportation or landfill disposal.

        State and Local Regulations

             Each state in which the Company currently operates, or may operate in the future, has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid and hazardous waste, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and other solid and hazardous waste management facilities. In addition, many states have programs that require investigation and clean up of sites containing hazardous materials in a manner comparable to CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting the Company's operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities. In the past, municipalities have enacted flow control provisions that direct the delivery of solid wastes to specific facilities, or ban or otherwise restrict the movement of solid wastes into, or out of, a municipality or state. While such measures have been previously held to be unconstitutional by the United States Supreme Court, there are several bills pending in Congress which, if enacted as law, would authorize states or municipalities to impose some form of flow control. Any such legislation could limit the Company's ability to route waste in the most profitable manner.

             The permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may (i) limit a landfill to accepting waste that originates from a specified geographic area; (ii) specify the quantity of waste that may be accepted at the landfill during a given time period; and/or (iii) specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it is generally necessary to renew the permit periodically.

             There has been an increasing trend at the state and local level to mandate and encourage waste reduction at the source and to provide waste recycling and limit or prohibit the disposal of certain types of solid wastes, such as yard wastes, in landfills.

   Legal Proceedings

             In connection with an acquisition in March 1993, the Company was required to accept the transfer of an adjacent closed landfill that is listed on the National Priorities List ("NPL"). A remedial investigation performed by the PRPs (including the Company) has determined the scope and nature of the contamination at the site and the PRPs have submitted a feasibility study to the EPA and WDNR which describes the alternatives for remediating the associated groundwater contamination. The WDNR has formally approved the remedial alternative recommended by the PRPs which calls for the installation of two to four additional gas extraction wells (which would be connected to the existing gas extraction system at the site) and continued groundwater monitoring. As of March 31, 1997, the estimated one-time capital cost for the additional extraction wells was $107,000, together with estimated annual operating, maintenance and monitoring costs for the new extraction wells, the landfill cap, the existing gas extraction system and groundwater monitoring system of $90,000. The operating duration of the proposed remediation is uncertain, but could be 30 years or longer. In December 1995, the Company entered into a settlement agreement with certain of the PRPs which allocated the costs of the remediation. Under the settlement agreement, two generator PRPs agreed to contribute a total of 38% of future costs for remedial action and the annual operating, maintenance and monitoring costs related to the site. Additional generator PRPs may join in the settlement agreement, which would further reduce the share of costs allocated to the Company and the former owners of the closed landfill. The seller has agreed to indemnify the Company up to $2.8 million for any site liabilities, including the annual costs of operating, maintaining and monitoring the closed landfill and any costs the Company may incur as a PRP. The seller's potential indemnification obligation is collateralized currently by $2,317,245 held in escrow. The $2.8 million recoverable from the seller is included in other assets. The Company has established reserves which it believes are adequate to cover the estimate of identified potential remediation costs.

             In connection with the formation of the Company in 1993 through the consolidation of three groups of independent waste services companies, certain potential environmental liabilities associated with the previously filled portion of the Superior Valley Meadows landfill were identified.
   At the time of the consolidation of these companies into the Company, a contingent liability escrow was established to cover the then estimated costs of remediation and monitoring with respect to these contingent liabilities. To indemnify the Company against up to $1,308,000 of these contingent liabilities, 130,800 shares of the Company's Common Stock otherwise issuable as part of the consolidation to the individual who was the principal shareholder of the prior owner of the site and who is now a director, executive officer and significant shareholder of the Company, were withheld from issuance. In order to preserve the Company's rights under this indemnification arrangement prior to the February 24, 1997 expiration date for advancing such types of indemnification claims, the Company formally notified the individual of the Company's claim against the withheld shares for the entire amount of the originally established liability escrow. The Company believes that the entire amount of such environmental liabilities will either be covered by the foregoing indemnification arrangement or otherwise is not expected to have a material adverse effect on the Company's results of operation or financial condition.

             The Missouri Department of Natural Resources ("MDNR") has alleged that the prior owner of the Company's Oak Ridge Landfill in Ballwin, Missouri exceeded the permitted vertical elevation of the landfill by allowing disposal of solid waste outside the permitted contours of the landfill. The MDNR has also alleged that the landfill has not complied with the terms of a settlement agreement with the MDNR addressing these allegations. A Company subsidiary purchased the landfill in September 1996. The Company is unable to assess the extent of this alleged violation, or the extent of any fine which may be imposed by MDNR. The Company believes that any such fine imposed would be covered by the indemnification obligations of the landfill's prior owner.

             A group of local citizens has filed a petition with the WDNR for an administrative contested case hearing with respect to one of Superior's Wisconsin landfills. The petition challenges the environmental feasibility of the proposed expansion at the landfill.

             The Company is also a party to various legal proceedings arising in the ordinary course of its businesses. The Company believes that the ultimate resolution of these other matters will not have a material adverse effect on the Company's financial condition or results of operations. In the normal course of its businesses, and as a result of the extensive government regulation of the solid waste services industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, state or local governmental agencies. From time to time the Company also may be subjected to actions brought by citizens groups in connection with the permitting of landfills or transfer stations, or alleging violations of the permits pursuant to which the Company operates. The Company also may be subject to claims for personal injury or property damage arising out of accidents involving its vehicles or at its facilities.

                                   MANAGEMENT

   Executive Officers and Directors

             The Company's Board of Directors consists of seven directors divided into three classes. The following table sets forth information, as of May 13, 1997, regarding the executive officers and directors of the
   Company:

   Name                  Age      Company Position             Director Since
   Joseph P. Tate  . .   53  Chairman and Director (Class III)   July, 1992
   G. William Dietrich   51  President, Chief Executive         Sept., 1994
                              Officer and Director (Class II)
   Gary G. Edler . . .   50  Vice President-Projects and         July, 1992
                              Director (Class I)
   Francis J. Podvin .   55  Director (Class II)                 July, 1992
   Donald Taylor . . .   69  Director (Class II)                March, 1996
   Walter G. Winding .   55  Director (Class III)               March, 1996
   Warner C. Frazier .   65  Director (Class I)                  May, 1997
   George K. Farr  . .   38  Chief Financial Officer and
                              Treasurer
   Peter J. Ruud . . .   43  Vice President, General Counsel
                              and Secretary


             Joseph P. Tate is a co-founder of the Company. Mr. Tate has more than 26 years of experience in the solid waste services industry. In 1967, Mr. Tate founded the "Valley Group" of companies that was part of the original Consolidation which created the Company in 1993 and, prior to the Consolidation, was a shareholder, officer and director of each of these companies. Since the Consolidation he has continued to serve in various executive capacities with certain of the Company's subsidiaries. From January 1993 until August 1994, Mr. Tate served as Chief Executive Officer of the Company. Mr. Tate has been a member of the Board since the Company's original incorporation in July 1992 and has been Chairman of the Board of the Company since January 1993. Mr. Tate serves as a member of Class III of the Board, with a term through the Company's 1999 annual shareholders meeting.

             G. William Dietrich joined the Company in February 1994 as Vice President-Solid Waste and was promoted to President and Chief Operating Officer in September 1994, with management responsibility for all of the Company's operations. Mr. Dietrich was promoted to President and Chief Executive Officer in November 1995. Prior to his employment by the Company, Mr. Dietrich was employed for over two and one-half years by BFI (a national solid waste company), as a divisional vice president responsible for BFI's solid waste collection, transportation and disposal operations in Eastern and Northern Ontario. Prior thereto, Mr. Dietrich was a district manager for Laidlaw (a national solid waste company) for three years with principal responsibility for Laidlaw's solid waste operations in a substantial portion of the Northeastern United States. Mr. Dietrich has been a director of the Company since September 1994 and serves as a member of Class II of the Board, with a term through the Company's 1998 annual shareholders meeting.

             Gary G. Edler is a co-founder of the Company and has more than 28 years of experience in the solid waste services industry. Mr. Edler joined the Company at the time of the Consolidation as Vice President in charge of the Company's wastewater biosolids and nonhazardous liquid waste management operations. For 25 years prior to joining the Company, he served as President of the "E&K Group" of companies that was a part of the Consolidation. Mr. Edler has been a director of the Company since the Company's original incorporation in July 1992 and serves as a member of Class I of the Board, with a term through the Company's 2000 annual shareholders meeting.

             Francis J. Podvin has been a principal in the law firm of Nash, Podvin, Tuchscherer, Huttenberg, Weymouth & Kryshak, S.C., Wisconsin Rapids, Wisconsin, since 1965, currently serving as its President, and specializes in business combinations, banking and corporate finance. Mr. Podvin has been a director of the Company since the Company's original incorporation in July 1992 and serves as a member of Class I of the Board, with a term through the Company's 1998 annual shareholders meeting. Nash, Podvin, Tuchscherer, Huttenberg, Weymouth & Kryshak, S.C. has from time to time performed, and is expected to continue to perform, legal services for the Company.

             Donald Taylor has been a principal in Sullivan Associates (specialists in board of directors searches), Milwaukee, Wisconsin, since 1992. Mr. Taylor served as Managing Director of U.S.A. Anatar Investments, Ltd. (a venture capital firm) from 1989 to 1992, and prior thereto as Chairman and Chief Executive Officer of Rexnord, Inc. (a manufacturer of power transmission equipment), Milwaukee, Wisconsin. Mr. Taylor is a director of Johnson Controls, Inc., Banta Corporation and Harnischfeger Industries, Inc. Mr. Taylor serves as a member of Class II of the Board of Directors, with a term through the Company's 1998 annual shareholders meeting.

             Walter G. Winding has been the owner and Chief Executive Officer of Winding and Company (business consultants for closely-held companies), Hartland, Wisconsin, since 1995. From January 1994 to January 1996 Mr. Winding was Senior Vice President of HM Graphics Inc. (commercial printing company), West Allis, Wisconsin. For six years prior thereto, Mr. Winding served as President and Chief Executive Officer of Schweiger Industries, Inc. (furniture manufacturer), Jefferson, Wisconsin, and prior thereto was Schweiger's Vice President-Administration for four years. Prior thereto, Mr. Winding served in various management positions with Jos. Schlitz Brewing Company, Milwaukee, Wisconsin. Mr. Winding currently serves on numerous boards of directors of privately-held companies. Mr. Winding serves as a member of Class III of the Board, with a term through the Company's 1999 annual shareholders meeting.

             Warner C. Frazier has been the Chairman and Chief Executive Officer of Simplicity Manufacturing, Inc. (a manufacturer of lawn and garden power equipment), Port Washington, Wisconsin, since 1983, and also served as President of that firm from 1980 to 1996 and as Vice President of Marketing from 1976 to 1980. Prior thereto, Mr. Frazier served in various management positions with Allis-Chalmers, in Milwaukee, Wisconsin. Los Angeles, California, and Seattle, Washington. Mr. Frazier currently serves on the board of directors of Rexworks, Inc. and Northwestern Steel & Wire Co. and several privately-held companies. Mr. Frazier has been elected to serve as a member of Class I of the Board, with a term through the Company's 2000 annual shareholders meeting.

             George K. Farr joined the Company in February 1993 as Corporate Controller, with financial reporting responsibility for all of Superior's operating locations. In December 1994 he was promoted to Chief Financial Officer of the Company, with responsibility for the oversight of all of the Company's financial matters. Prior to joining the Company, he served as the Market Development Controller for Sanifill, Inc. (a solid waste service company), Houston, Texas, from February 1991 to July 1992, where he was responsible for supervising the financial due diligence process and subsequent integration of Sanifill's major acquisitions. Prior thereto,he held various financial management positions, including Executive Vice President-Finance and Administration, as BancPlus Savings Association (a savings and loan institution), Houston, Texas, for five years.

             Peter J. Ruud joined the Company in September 1993 as Vice President-General Counsel and Corporate Secretary, with responsibility for all of the Company's legal matters. In November 1995, Mr. Ruud also assumed oversight responsibility for the Company's human resources and health and safety functions. Prior to joining the Company, Mr. Ruud was in private practice with the law firm of Davis & Kuelthau;, S.C., Milwaukee, Wisconsin, since 1978, specializing in environmental and corporate law and regulatory compliance. Mr. Ruud also served as a member of the firm's managing Board of Directors. While a shareholder of Davis & Kuelthau, S.C., Mr. Ruud was actively involved in the formation of the Company and the Consolidation.

   Board Committees

             The Board has established two standing committees, the Audit Committee and the Compensation Committee to exercise certain of the Board's functions and to assist the Board in the discharge of its responsibilities. The Board as a whole nominates directors for election and will consider nominees recommended in writing by shareholders, together with appropriate background data, if such recommendations are made in accordance with the Company's By-laws.

             The Audit Committee's principal functions are to recommend annually a firm of independent certified public accountants to serve as the Company's auditor, to meet with and review reports of the Company's auditor, approve the audit fee payable to the auditors, to recommend to the Board such actions within the scope of its authority as it deems appropriate, and to approve related party transactions. The Audit Committee currently consists of Warner C. Frazier, Donald Taylor (Chairman) and Walter Winding.

             The Compensation Committee is responsible for reviewing and approving the compensation, bonuses, and benefits of officers and other key employees of the Company and its subsidiaries and the administration of the Company's 1993 Incentive Stock Option Plan and 1996 Equity Incentive Plan. The Compensation Committee currently consists of entirely independent directors, including Francis J. Podvin (Chairman), Warner C. Frazier, Donald Taylor and Walter Winding.

                          DESCRIPTION OF CAPITAL STOCK

   General

             The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 500,000 shares of undesignated preferred stock, par value $0.01 per share. In addition, each share of Common Stock includes an attached Common Stock Purchase Right as described below under "Common Stock Purchase Rights."

   Common Stock

             As of May 1, 1997, there were 17,488,084 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share of Common Stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the WBCL described below. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. The Restated Articles and Restated By-Laws provide that the Board of Directors are divided into three substantially equal classes, with staggered three-year terms. Subject to the prior rights of the holders of any class or series of preferred stock then outstanding, and any contractual restrictions on the payment of dividends, the Board of Directors may in its discretion declare and pay dividends on the Common Stock out of legally available earnings or assets of the Company. See Note 6 of Notes to Consolidated Financial Statements. Subject to the prior rights of the holders of any class or series of preferred stock then outstanding, in the event the Company is liquidated, any amounts remaining after the discharge of all outstanding debt will be paid pro rata to the holders of Common Stock.
   The outstanding shares of Common Stock are, and the Common Stock to be issued pursuant to this Prospectus will be, legally issued, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the WBCL for unpaid employee wages. Holders of Common Stock have no preemptive rights to acquire unissued shares of capital stock of the Company.

   Preferred Stock

             The Board of Directors is authorized to issue from time to time, without shareholder authorization, up to 500,000 shares of preferred stock in one or more designated series, with such voting, dividend, redemption, conversion and exchange provisions as are provided in the particular series. No dividends or other distributions are to be payable on the Common Stock unless dividends are paid in full on any then outstanding preferred stock and all sinking fund obligations for any then outstanding preferred stock, if any, are fully funded. In the event of a liquidation or dissolution of the Company, the outstanding shares of any then outstanding preferred stock would have priority over the Common Stock to receive the amount specified in each particular series out of the remaining assets of the Company. Any future issuance of preferred stock may have the effect of deferring, delaying or preventing a change in control of the Company, or decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. As of May 1, 1997, no shares of preferred stock were outstanding.

   Common Stock Purchase Rights

             On February 21, 1997, the Board of Directors of the Company declared a dividend of one common share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on March 24, 1997 to the shareholders of record on March 10, 1997. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and LaSalle National Bank, as Rights Agent (the "Rights Agent"). The description of the Rights contained herein is qualified in its entirety by reference to the Rights Agreement set forth in the Form 8-A Registration Statement dated February 28, 1997.

             The Rights Agreement provides that, until the Distribution Date (defined as the earlier to occur of (i) the public announcement that a person or group of affiliated or associated persons (other than the Company, a subsidiary of the Company, an employee benefit plan of the company or a subsidiary, or certain existing shareholders as described below) (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Shares Acquisition Date") or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than the Company, a subsidiary of the Company, an employee benefit plan of the Company or a subsidiary, or certain existing shareholders as described below) of 15% or more of such outstanding shares), the Rights will be transferred with and only with the shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new share certificates issued upon transfer or new issuance of shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares even without such notation, will also constitute the transfer of the Rights associated with the Shares represented by such certificate.

             The Rights are not exercisable until the Distribution Date. The Rights will expire on February 21, 2007 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company, or the Rights Agreement is amended, in each case as described below. Upon a Distribution Date, each Right entitles the registered holder to purchase from the Company one share at a price of $90.00 per share, subject to adjustment (the "Purchase Price").

             The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares; (ii) upon the grant to holders of the shares of certain rights or warrants to subscribe for or purchase shares at a price, or securities convertible into shares with a conversion price, less than the then current market price of the shares; or (iii) upon the distribution to holders of the shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in shares) or of subscription rights or warrants (other than those referred to above).

             The number of outstanding rights and the number of shares of Common Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the shares or a stock dividend on the shares payable in shares or subdivisions, consolidations or combinations of the shares occurring, in any such case, prior to the Distribution Date.

             In the event that any person becomes an Acquiring Person (a "Flip-In Event"), each holder of a Right will thereafter generally have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Purchase Price. Notwithstanding any of the foregoing, following the occurrence of a Flip-In Event all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, or subsequently becomes beneficially owned by an Acquiring Person, related persons and transferees will be null and void.

             In the event that, at any time following the Shares Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction or (ii) 50% or more of its consolidated assets or earnings power are sold (the events described in clauses (i) and (ii) are herein referred to as "Flip-Over Events"), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the then current Purchase Price.

             With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of the shares on the last trading day prior to the date of exercise.

             At any time after a person becomes an Acquiring Person and prior to the acquisition by any Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by any Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share, per Right (subject to adjustment).

             At any time prior to a person becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

             Other than provisions relating to principal economic terms of the Rights, the terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 15% to not less than 10%, with appropriate exceptions for any person then beneficially owning a percentage of the number of shares of Common Stock then outstanding equal to or in excess of the new threshold, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights. The Board of Directors of the Company may also amend the Rights Plan to exclude certain potential acquirors proposing to acquire the Company in a transaction that the Board of Directors deems to be in the best interests of the Company, its shareholders and other constituencies of the Company.

             Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

   Certain Statutory and Other Provisions

        Statutory Provisions

             Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations, such as the Company, held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from the Company or shares for which full voting power has been restored pursuant to a vote of shareholders.

             Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation, and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount. The Restated Articles include a provision substantially identical to the Wisconsin Business Corporation Statute.

             Sections 180.1130 to 180.1133 of the WBCL provide that certain "business combinations" not meeting specified adequacy-of-price standards must be approved by a vote of at least 80% of the votes entitled to be cast by all shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a "significant shareholder" who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or consolidation of the corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the assets of the corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the corporation.

             Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors or a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of the Company with the goal of seeking to have the Company repurchase such shares at a premium over the market price.

        Restated Articles of Incorporation and Restated By-Laws of the
   Company

             The Restated Articles and Restated By-Laws of the Company divide the Board of Directors of the Company into three substantially equal classes with staggered terms. The Restated Articles provide that any vacancies on the Board of Directors may be filled only by the affirmative vote of the "requisite number" of directors then in office, even if less than a quorum exists. Any director so elected will serve until the next election of the class for which such director is chosen and until his or her successor is duly elected. The "requisite number" of directors is defined in the Restated Articles to constitute two-thirds of the then serving directors.

             The Restated Articles incorporate the provisions of the Wisconsin Business Combination Statute and require that, for the Wisconsin Business Combination Statute provisions not to apply, the Board of Directors must approve a business combination with an "interested stockholder" before the stock acquisition date. The affirmative vote of at least 66 % of the voting power of shares entitled to vote is required to amend, repeal or adopt any provision inconsistent with the Wisconsin Business Combination Statute provisions contained in the Restated Articles.

             In addition, the Restated By-Laws of the Company establish a procedure which must be satisfied by shareholders seeking to call a special meeting of shareholders. This procedure involves notice to the Company, the receipt by the Company of a written demand for a special meeting from holders of 10% or more of the issued and outstanding shares of Common Stock, a review of the validity of any such demand by an independent inspector appointed by the Company and the fixing of the record and meeting dates by the Board of Directors. In addition, shareholders demanding such a special meeting must deliver to the Company a written agreement to pay the costs incurred by the Company in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy materials for the solicitation by the Company of proxies for use at such meeting, in the event such shareholder are unsuccessful in their proxy solicitation. The Restated By-Laws also contain strict time deadlines and procedures applicable to shareholders seeking to nominate a person for election as a director or to otherwise bring business before a meeting. A shareholder may nominate a person for election to the Board of Directors of the Company at an annual meeting or bring other business before an annual meeting only by giving notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the second Tuesday in the month of May and such notice must also be received not earlier than the 90th day prior to the date of such annual meeting and not later than the close of business or the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In order to nominate a person for election to the Board of Directors at a special meeting of shareholders, a shareholder must deliver written notice to the Secretary of the Company not more than 90 days prior to the special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such special meeting or (ii) the tenth day following the date on which a public announcement is first made of such special meeting and of the nominees proposed by the Board of Directors to be elected at the meeting.

                OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

             This Prospectus, as appropriately amended or supplemented, may be used from time to time by persons who have received shares of Common Stock covered by the Registration Statement in acquisitions of businesses or properties by the Company, or their transferees, and who wish to offer and sell such shares (such persons are herein referred to as the "Selling Shareholder" or "Selling Shareholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Act.

             The Company will receive none of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Act. Printing, certain legal, filing and other similar expenses of this offering will be paid by the Company. Selling Shareholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions.

             At May 1, 1997, there were no arrangements or understandings, formal or informal, pertaining to the distribution of the shares as described herein known to the Company. Upon the Company's being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplemental Prospectus will be filed, pursuant to Rule 424 under the Act, setting forth (i) the name of such Selling Shareholder and of the participating broker-dealer(s); (ii) the number of shares involved;
   (iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus; and
   (vi) other facts material to the transaction.

             Selling Shareholders may sell the shares being offered hereby from time to time in transactions on NASDAQ or on a securities exchange on which the Company's Common Stock may then be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Selling Shareholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Participating broker-dealers may agree with Selling Shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Shareholders.

             In addition or alternatively, shares may be sold by Selling Shareholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of NASDAQ or on a securities exchange on which the Company's Common Stock may then be listed, and in connection therewith, commissions in excess of the customary commission prescribed by the rules of such securities exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal thereafter may resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on NASDAQ or on a securities exchange on which the Company's Common Stock may be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and, in connection with such resales, may pay to or receive commissions from the purchasers of such shares.

             Each Selling Shareholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Act.

                             VALIDITY OF SECURITIES

             The legality of the Common Stock issuable hereunder by the Company will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin.

                                     EXPERTS

             The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for its year ended
   December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

             The consolidated financial statements of the Company at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, are incorporated by reference in this Prospectus and in the Registration Statement from the Company's Annual Report on Form 10-K for its year ended December 31, 1996. Quarterly interim period financial statements and year-end financial statements filed with the Commission subsequent to March 31, 1997 are incorporated by reference herein to the Company's filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Plaza, Washington, D.C. 20549. In addition, such reports and proxy statements can be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

             In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

             The Company has filed with the Commission a Registration Statement on Form S-4, amended by a combined new Registration Statement which also constitutes a post-effective amendment to the original Registration Statement. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock (and Rights).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

             The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

             1.   Quarterly Report on Form 10-Q, dated May 14, 1997.
             2.   Current Report on Form 8-K, dated May 2, 1997.
             3.   Current Report on Form 8-K, dated February 28, 1997.
             4.   Registration Statement on Form 8-A, dated February 28,
                  1997.
             5.   Annual Report on Form 10-K for the year ended December 31,
                  1996.
             6. All other reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated herein by reference.

             Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Superior Services, Inc., 10150 West National Avenue, Suite 350, West Allis, Wisconsin 53227, Attention:
   Investor and Public Relations Manager, telephone number 414/328-2800.

   ==========================================   ============================
     No person has been authorized to give
   information or make any representation
   not contained or incorporated by reference
   in this Prospectus in connection with the
   offer made hereby.  If given or made, such
   information or representation must not be
   relied upon as having been authorized by
   the Company, any Selling Shareholders, or             5,000,000 SHARES
   any underwriter, agent or dealer.  This
   Prospectus does not constitute an offer
   to sell or a solicitation of an offer to
   buy any of the securities offered hereby
   in any jurisdiction to any person to whom
   it is unlawful to make such offer in such                 [LOGO]
   jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                 TABLE OF CONTENTS
                                           Page            COMMON STOCK

   THE COMPANY ............................  2

   RISK FACTORS ...........................  3

   PRICE RANGE OF COMMON STOCK ............ 12
                                                            ----------
   DIVIDEND POLICY ........................ 12              PROSPECTUS
                                                            ----------
   SELECTED CONSOLIDATED FINANCIAL
     AND OPERATING DATA ................... 13

   MANAGEMENT'S DISCUSSION AND
     ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS ............ 14

   BUSINESS ............................... 20

   MANAGEMENT ............................. 41

   DESCRIPTION OF CAPITAL STOCK ........... 44

   OUTSTANDING SECURITIES COVERED
     BY THIS PROSPECTUS ................... 49

   VALIDITY OF SECURITIES ................. 50              May 30, 1997

   EXPERTS ................................ 50

   FINANCIAL STATEMENTS ................... 51

   AVAILABLE INFORMATION .................. 51

   INCORPORATION OF CERTAIN
     INFORMATION BY REFERENCE ............. 51

   ==========================================   ============================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 20.  Indemnification of Directors and Officers.

             Pursuant to the Wisconsin Business Corporation Law and the Company's Restated By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

             Expenses for the defense of any action for which indemnification may be available are required to be advanced by the Company under certain circumstances.

             The Company also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Company's former, current or future directors or officers.

             The indemnification provided by the Wisconsin Business Corporation Law and the Company's Restated By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

   Item 21.  Exhibits and Financial Statement Schedules

             (a) Exhibits. The exhibits filed herewith are as specified on the Exhibit Index included herein.

             (b)  Financial Statement Schedule.  Incorporated by reference to
   Schedule II filed with the Company's Form 10-K, for the year ended December 31, 1996.

   Item 22.  Undertakings

             (A) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed by the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             (B)  The undersigned registration hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events
             arising after the effective date of the registration statement for the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect
             to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (C) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (D) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             (E) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement would be exempt from registration (but for the possibility of integration) and which have an immaterial effect on the registrant.

             (F) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (G) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Allis, and State of Wisconsin, on this 30th day of May, 1997.

                                 SUPERIOR SERVICES, INC.


                                 By:  /s/ G. William Dietrich
                                      G. William Dietrich
                                      President and Chief Executive Officer

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of May 30, 1997 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints G. William Dietrich, George K. Farr and Peter J. Ruud, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any all amendments and any further post-effective amendments and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   /s/ Joseph P. Tate     /s/ G. William Dietrich    /s/ George K. Farr
   Joseph P. Tate         G. William Dietrich        George K. Farr
   Chairman of the Board  President, Chief Executive Chief Financial Officer
    and Director           Officer and Director       (Principal Financial
                           (Principal Executive       and Accounting
                           Officer)                   Officer)

   /s/ Gary G. Edler      /s/ Walter G. Winding     /s/ Francis J. Podvin
   Gary G. Edler          Walter G. Winding         Francis J. Podvin
   Vice President and     Director                  Director
    Director

   /s/ Warner C. Frazier  /s/ Donald Taylor
   Warner C. Frazier      Donald Taylor
   Director               Director

                             SUPERIOR SERVICES, INC.

                                  EXHIBIT INDEX

    Exhibit No.                      Exhibit Description

        3.0      Restated Articles of Incorporation.    [Incorporated by
                 reference to Exhibit 3.0 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]
        3.1      Restated By-Laws.   [Incorporated by reference to
                 Exhibit 3.1 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.0 Revolving Credit Agreement, dated as of September 1, 1993 between the Company and The First National Bank of Boston, LaSalle National Bank and Bank One, Texas, National Association. [Incorporated by reference to Exhibit 4.0 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.1 First Amendment to Revolving Credit Agreement, dated as of June 24, 1994 between the Company and The First National Bank of Boston, LaSalle National Bank and Bank One, Texas, National Association. [Incorporated by reference to
                 Exhibit 4.1 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.2 Second Amendment to Revolving Credit Agreement, dated as of August 28, 1995, between the Company and the First National Bank of Boston, LaSalle National Bank and Bank
                 One, Texas, National Association.   [Incorporated by
                 reference to Exhibit 4.2 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.3 Third Amendment to Revolving Credit Agreement, dated as of December 29, 1995, between the Company and the First National Bank of Boston, LaSalle National Bank and Bank
                 One, Texas, National Association.    [Incorporated by
                 reference to Exhibit 4.3 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.4 Amended and Restated Revolving Credit Agreement among the Company, First National Bank of Boston, Bank One Wisconsin, Bank of America Illinois, including First National Bank of Boston as agent dated March 26, 1997. [Incorporated by reference to Exhibit 4.5 filed with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.]

        4.5 Form of Certificate for Common Stock. [Incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.6 Rights Agreement dated February 21, 1997 between the Company and LaSalle National Bank, Chicago, Illinois. [Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, dated February 28, 1997.]

        5.0 Opinion of Foley & Lardner regarding the validity of Common Stock and associated Common Stock Purchase Rights issuable by the Company under this Registration Statement.

        10.0 Stock Option Agreement, dated as of February 25, 1993 and as amended as of May 5, 1995 and August 15, 1995, and November 29, 1995 between George K. Farr and the Company. [Incorporated by reference to Exhibit 10.1 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        10.1 Stock Option Agreement, dated as of February 14, 1995 and as amended as of May 16, 1995, August 15, 1995 and
                 November 29, 1995 between G. William Dietrich and the Company. [Incorporated by reference to Exhibit 10.2 filed with the Company's Form S-1 Registration Statement
                 No. 333-240, dated January 9, 1996, as amended.]

        10.2 Amendment to Restated Option Agreement dated November 26, 1996 between G. William Dietrich and the Company. [Incorporated by reference to Exhibit 10.2 filed with the Company's Form 10-K, for the year ended December 31, 1996.]

        10.3 Employment Agreement, dated as of September 1, 1993, and as amended August 15, 1995 between Peter J. Ruud and the Company. [Incorporated by reference to Exhibit 10.3 filed with the Company's Form S-1 Registration Statement
                 No. 333-240, dated January 9, 1996, as amended.]

        10.4     Noncompetition Agreement, dated February 14, 1995, between
                 G. William Dietrich and the Company. [Incorporated by reference to Exhibit 10.4 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        10.5 Key Executive Employment and Severance Agreement, dated August 15, 1995, between G. William Dietrich and the Company. [Incorporated by reference to Exhibit 10.5 filed with the Company's Form S-1 Registration Statement
                 No. 333-240, dated January 9, 1996, as amended.]

        10.6 Key Executive Employment and Severance Agreement, dated August 15, 1995, between George K. Farr and the Company. [Incorporated by reference to Exhibit 10.6 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        10.7 Key Executive Employment and Severance Agreement, dated August 15, 1995, between Peter J. Ruud and the Company. [Incorporated by reference to Exhibit 10.7 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        10.8 1993 Incentive Stock Option Plan. [Incorporated by reference to Exhibit 10.8 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        10.9 Form of Stock Option Agreement under 1993 Incentive Stock Option Plan. [Incorporated by reference to Exhibit 10.9 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.10     1996 Equity Incentive Plan.   [Incorporated by reference to
                 Exhibit 10.10 filed with the Company's Form S-1
                 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.11 Form of Non-Employee Director Non-Qualified Stock Option Agreement under 1996 Equity Incentive Plan. [Incorporated by reference to Exhibit 10.11 filed with the Company's Form S-1 Registration Statement No. 333-240, dated
                 January 9, 1996, as amended.]

       10.12     Form of Key Employee Non-Qualified Stock Option Agreement
                 under 1996 Equity Incentive Plan.   [Incorporated  by
                 reference to Exhibit 10.12 filed with the Company's
                 Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.13     Form of Key Employee Incentive Stock Option Agreement
                 under 1996 Equity Incentive Plan.   [Incorporated by
                 reference to Exhibit 10.13 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

         11 Statement regarding computation of per share earnings. [Incorporated by reference to Exhibit 11 filed with the Company's Form 10-K, for the year ended December 31, 1996.]

         21      List of subsidiaries as of December 31, 1996.
                 [Incorporated by reference to Exhibit 21 filed with the Company's Form 10-K, for the year ended December 31, 1996.]

        23.1     Consent of Foley & Lardner (included in Exhibit 5).

        23.2     Consent of Ernst & Young LLP.

         24 Power of Attorney relating to subsequent amendments (included on the signature page of this Registration Statement).